                                                                    EXHIBIT 19.1

                        FIDUCIARY CAPITAL PARTNERS, L.P.
--------------------------------------------------------------------------------










                           ---------------------------
                                  ANNUAL REPORT
                                      1998

                                    CONTENTS

 Fund Profile and Financial Highlights                       One


 Message to Investors                                        Two


 Schedules of Realized Gains and Losses                      Six


 Profiles of Portfolio Companies                             Seven


 Schedule of Investments                                     Eight


 Balance Sheets                                              Ten


 Statements of Operations                                    Eleven


 Statements of Cash Flows                                    Twelve


 Statements of Changes in Net Assets                         Thirteen


 Selected Per Unit Data and Ratios                           Fourteen


 Notes to Financial Statements                               Fifteen


 Report of Independent Public Accountants                    Twenty


 Management's Discussion and Analysis of Financial
 Condition and Results of Operations                         Twenty-One

                        FIDUCIARY CAPITAL PARTNERS, L.P.
--------------------------------------------------------------------------------

                                  FUND PROFILE


Fiduciary Capital Partners, L.P. (the "Fund") is a Delaware limited partnership that commenced operations on August 14, 1990. The Fund elected to operate as a business development company under the Investment Company Act of 1940. The investment objective of the Fund was to provide current income and capital appreciation by investing primarily in subordinated debt and related equity securities issued as the mezzanine financing of privately structured, friendly leveraged buyouts, leveraged acquisitions and leveraged recapitalizations.

The Fund's investment period ended on December 31, 1995. Although the Fund is permitted to make additional investments in existing portfolio companies, the Fund is no longer permitted to acquire investments in new portfolio companies. Since mid-1997, the Fund has liquidated a significant percentage of its investments and has distributed a significant portion of the related proceeds to its partners.

The General Partners are presently considering a number of alternative actions through which the Fund could be liquidated. Once a plan of liquidation is adopted, the General Partners will follow requisite regulatory procedures required to liquidate the Fund. These procedures are expected to include requesting Limited Partner approval of the liquidation plan through a proxy solicitation.

                              FINANCIAL HIGHLIGHTS


                                                                             AS OF DECEMBER 31
                                                                         OR YEAR ENDED DECEMBER 31
                                                     1998          1997           1996           1995          1994
                                               ------------------------------------------------------------------------
                                                                (IN THOUSANDS, EXCEPT PER UNIT AMOUNTS)
-----------------------------------------------------------------------------------------------------------------------
 Total Investment Income                       $        743   $      1,647   $      1,600   $      2,669   $      2,802
 Net Investment Income                                  108          1,017            952          2,037          2,127
 Net Realized and Unrealized
     (Loss) Gain on Investments                      (1,089)          (314)        (1,358)        (2,592)         1,824
 Cash Distributions Declared to Partners              3,235          3,707          1,673          1,815          2,995
 Cash Utilized to Repurchase Units                      894          1,364          1,719          2,355          2,949
 Total Assets                                        11,254         17,195         20,751         24,143         29,188
 Net Assets                                          10,347         15,457         19,825         23,623         28,347
 Value of Investments                                10,281         16,788         20,357         23,799         27,729

Per Unit of Limited Partnership Interest:
 Net Investment Income(1)                               .08            .78            .68           1.33           1.26
 Net Realized and Unrealized
     (Loss) Gain on Investments(1)                     (.80)          (.25)          (.96)         (1.70)          1.08
 Cash Distributions Declared to Partners(2)            2.70           2.90           1.20           1.20           1.80
 Net Asset Value                                       9.51          12.91          15.28          16.79          18.55

(1) Calculated using the weighted average number of Units outstanding during the years ended December 31, 1998, 1997, 1996, 1995 and 1994 of 1,190,993, 1,288,211, 1,395,138, 1,513,503 and 1,669,129, respectively.

(2) Distribution amounts are reflected during the year in which the cash for the distribution was generated. A portion of the actual cash distributions are paid subsequent to such year.


                              --------------------
                                       ONE

                        FIDUCIARY CAPITAL PARTNERS, L.P.
--------------------------------------------------------------------------------

                              MESSAGE TO INVESTORS



Dear Investor:

We are pleased to provide a summary of the recent activities of Fiduciary Capital Partners, L.P. This Annual Report includes the Fund's audited financial statements for the year ended December 31, 1998. Unaudited interim financial statements for the first quarter of 1999 are also enclosed along with this Annual Report.

HIGHLIGHTS

         o Distributions for 1998 totaled between $2.73 and $2.60 per Unit depending upon the closing in which the particular Units were issued. These distributions represent an amount equal to approximately 13% of contributed capital.

         o The Fund's net asset value per Unit was $9.51 at December 31, 1998 and $9.18 at March 31, 1999 as compared to $12.91 at December 31, 1997. These decreases in the net asset value resulted primarily from distributions of proceeds realized from the sale of investments.

         o The Fund redeemed 7.65% of its outstanding Units during November 1998 pursuant to its annual repurchase offer.

CUMULATIVE DISTRIBUTIONS AND NET ASSET VALUE PER UNIT

                                    [GRAPH]

CASH DISTRIBUTIONS

During 1998, the Fund declared quarterly cash distributions to investors, which were paid out of current net investment income (4.0%), net realized gain on investments (53.9%) and a return of capital (42.1%).

The per Unit distribution rate for the first quarter of 1998 varied between $1.00 and $1.13 depending upon the closing in which the particular Units were issued. This disproportionate cash distribution resulted from the Units being issued on different dates during 1990, and thus being entitled to differing Preferred Return amounts, as defined in the Fund's Partnership Agreement. These disproportionate distribution rates eliminated the remaining Preferred Return amounts, leaving all Units on an equal basis going forward. The per Unit distribution rates for the second, third and fourth quarters of 1998 were $1.00, $.30 and $.30, respectively.

The cash distribution for the first quarter of 1999 was paid during May 1999 at a rate of $.30 per Unit. The distribution for the second quarter of 1999, which is payable during August 1999, will also be paid at a rate of $.30 per Unit. Following the payment of the distribution for the second quarter of 1999, cumulative cash distributions paid to investors since the Fund's inception during 1990 will total between $16.02 and $15.70 on a per Unit ($20.00 cost) basis, depending upon the closing in which the particular Units were issued.

The Fund's ability to continue to pay quarterly distributions is uncertain at this time. The distribution question will be addressed on a quarterly basis, and will involve the consideration of a number of issues, including the 1999 repurchase offer, the sale of KEMET shares, and the resumption of RBM interest payments as discussed below. A significant portion of the 1999 distributions is expected to constitute a return of capital.

PORTFOLIO ACTIVITY

                                 LMC Corporation

During early 1998, LMC Corporation ("LMC") determined that it needed $6 million to fund the development of its new product (the TrackMaster), finance the downpayment on and move to a new facility, purchase capital equipment needed to modernize the company's production operations and to provide working capital. In order to raise this capital, LMC offered to its three existing shareholders the right to purchase 12 million additional common shares at a price of $.50 per share. The Fund was offered 4,977,900 shares and purchased all of such shares for a total consideration of $2,488,950. As a result of purchasing these additional shares, the Fund now owns approximately 50% of LMC's common stock. Fiduciary Capital Pension Partners, L.P., an affiliated fund ("FCPP"), also purchased the shares it was offered. The two funds now control approximately 91% of LMC's common stock.

LMC's third shareholder, Paul Wallace, had until November 1, 1998 to exercise the right to purchase 3,000,000 shares for $1.5 million. He did not exercise this right. The Fund and FCPP subsequently decided to lend an additional $1.5 million to LMC, thus enabling LMC to complete its capitalization plan.


                           -------------------------
                                       TWO

                        FIDUCIARY CAPITAL PARTNERS, L.P.
--------------------------------------------------------------------------------

                        MESSAGE TO INVESTORS (CONTINUED)

In September 1998, LMC purchased a 158,000 square foot office and manufacturing facility in Brigham City, Utah from Thiokol Chemical for an aggregate purchase price of $1,760,000. LMC has since moved its operations to this facility. LMC's previous facility, which consisted of eleven separate buildings in Logan, Utah, was outdated and inefficient. this new facility allows lmc to house its operations in one building and is expected to significantly reduce manufacturing costs. As part of the new facility, LMC installed a state of the art paint facility, which has improved product quality and is expected to generate additional revenues from contract painting for other manufacturers. As part of the move, LMC acquired other new capital equipment, which is also expected to create significant operating efficiencies. The monthly costs associated with buying this building are less than the amounts LMC was previously expending on lease payments and further economies are being obtained through subleasing of excess office and manufacturing space.

During October 1998, Caterpillar Inc. ("Caterpillar") acquired a major stake in A.S.V., Inc. ("ASV"), the leader in the skid loader market, and has the option to ultimately take control of ASV for a purchase price based on a valuation in excess of $200 million. LMC introduced its skid loader, the TrackMaster, in 1998. While Caterpillar will be a strong competitor, we believe that its acquisition of ASV validates LMC's strategy and concept that there is a very large market for this new product. We believe that LMC has a superior machine and that LMC will be successful in capturing a significant share of this market.

                      R.B.M. Precision Metal Products, Inc.

R.B.M. Precision Metal Products, Inc. ("RBM") had a record year for fiscal 1998, with sales of approximately $30 million and EBITDA of approximately $2.7 million. However, these sales were achieved primarily through one contract with Digital Equipment Corporation ("DEC"). During August 1998, RBM notified the Fund that anticipated sales to DEC and other large customers were expected to decline significantly in its upcoming fiscal year. Of particular concern were sales to DEC, which was acquired by Compaq Computer Corp. As a result of the expected decline in sales, RBM began the process of restructuring its debt, including the subordinated debt held by the Fund. The Fund received the quarterly interest payment that was due from RBM on August 24, 1998. The interest payment that was due during November 1998 was deferred and subsequently converted to equity pursuant to the restructuring described below.

During December 1998, RBM and its lenders completed a restructuring under which a new senior lender, Norwest Business Credit, replaced Bank of America. As part of this restructuring, RBM's principal shareholder contributed additional equity to the company and the subordinated lenders, including the Fund, agreed to accept shares of RBM's common stock as payment for the next three quarterly interest payments beginning with the payment that was due during November 1998. As a consequence, the Fund's ownership of RBM, on a fully-diluted basis, increased from 6.6% to 8.1%, assuming exercise of its warrants. The restructuring was designed to provide RBM with a period of time in which to secure additional customers and return to a more stable financial position under which RBM could meet its interest obligations to its creditors, including the Fund.

As a result of these developments, the Fund stopped accruing interest on its RBM subordinated debt effective August 24, 1998. In addition, the Fund recorded aggregate writedowns of $753,634 relating to RBM during 1998. We expect cash interest payments to resume with the August, 1999 quarterly payment.

                 Atlas Environmental, Inc. / WasteMasters, Inc.

On June 3, 1998, the Fund exchanged its Atlas Environmental, Inc. ("Atlas") (which was in bankruptcy proceedings) subordinated notes and warrants for 989,414 shares of common stock of WasteMasters, Inc. ("WMI"), an Atlanta, Georgia based waste management company. Pursuant to the terms of the agreement, the Fund is prohibited from selling its WMI common stock for 24 months. In addition, the Fund granted the entity acquiring the Fund's Atlas securities a call on the Fund's WMI common stock during the 24 month lock up period and right of first refusal thereafter. The call price is $11.25 per share.

The WMI common stock, which trades on the OTC Market System ("WASTE"), closed at $1.78 (an average of the closing bid and ask prices) on June 3, 1998. Based on these prices, the Fund's WMI common stock had a trading value of $1,761,157 on the date of the exchange (June 3, 1998). However due to a number of factors, including the speculative nature of the WMI stock, the two year lock up period and the relative size of the Fund's stock position versus the daily trading volume, FCM decided to carry the WMI stock at the same $1 nominal value that the Atlas securities were previously carried by the Fund. The WMI stock has recently traded near its 52-week low of $0.025 per share.



                        --------------------------------
                                      THREE

                        FIDUCIARY CAPITAL PARTNERS, L.P.
--------------------------------------------------------------------------------

                        MESSAGE TO INVESTORS (CONTINUED)

The Fund recorded a realized loss of $2,560,453 on the exchange, which was equal to the amount of the loss that the Fund claimed for income tax purposes from the disposition of the Atlas securities. The $1,321,794 balance of the unrealized loss previously recorded by the Fund with respect to the Atlas securities continues to be carried by the Fund as an unrealized loss.

                           AR Accessories Group, Inc.

The Fund owned an equity position in AR Accessories Group, Inc. ("ARA") since 1992. This equity position was acquired in connection with a subordinated debt investment, which ARA prepaid during 1994.

ARA filed for bankruptcy protection during March 1998. ARA's assets were liquidated at auction during May 1998, with the proceeds from the sale satisfying only a portion of ARA's debt. As a result, the $378,011 cost of the Fund's equity investment in ARA was written off as a realized loss during May 1998.

                             Mobile Technology, Inc.

On June 1, 1998, the Fund received $191,469 from the sale of its equity position in Mobile Technology, Inc. The Fund recorded a realized loss of $96,461 as a result of this sale.

INVESTMENT PERFORMANCE

The following analysis reflects only the Fund's investments that have gone full cycle, i.e., the investments that have been sold and with respect to which the Fund has recorded a realized gain or loss. Thus, investments that the Fund still owns, such as LMC, RBM and WMI, are not included.

As reflected in the following graph and the schedules on page six of this Annual Report, the Fund invested a total of $50.6 million in subordinated debt investments and received total realized proceeds of $57.6 million, including interest income, fees and prepayment penalties. In the aggregate, these debt investments yielded a return on investment of 1.1 to 1 and an annualized internal rate of return of 7.60%. The Fund also invested $3.7 million in equity securities, from which it realized total proceeds of $13.3 million. In the aggregate, these equity investments yielded a return on investment of 3.6 to 1 and an internal rate of return of 33.19%. Please note that prior performance is not necessarily indicative of future results.

                                    [CHART]

                         Total
                      -----------
Note Inv.             $50,551,703
Note Proceeds         $57,586,690
Equity Inv.           $ 3,711,852
Equity Proceeds       $13,260,664

We are actively attempting to realize the greatest possible returns from the Fund's four remaining investments.

NET UNREALIZED GAIN (LOSS) ON PORTFOLIO INVESTMENTS

The cumulative net unrealized gain (loss) on investments held by the Fund at March 31, 1999 and December 31, 1998, consisted of the following components:

                       NET UNREALIZED GAIN (LOSS) RECORDED AS OF
                       -----------------------------------------
                       MARCH 31, 1999          DECEMBER 31, 1998
                       ---------------         -----------------
KEMET                  $       310,578         $         309,704
LMC                           (858,080)                 (858,080)
RBM                           (753,634)                 (753,634)
WMI                         (1,321,794)               (1,321,794)
                       ---------------         -----------------
                       $    (2,622,930)        $      (2,623,804)
                       ===============         =================

PERIODIC UNIT REPURCHASE POLICY

Pursuant to the terms of the Fund's periodic unit repurchase policy, the Fund has annually offered to purchase from investors, up to 7.5% of its outstanding Units for an amount equal to the current net asset value per Unit, net of a 2% fee, which was retained by the Fund to offset expenses incurred in connection with the repurchase offer. If the number of tendered Units in any year exceeds 7.5% of the outstanding Units, the Fund's General Partners may vote to repurchase up to an additional 2% of the outstanding Units. During November 1998, 91,870 Units (7.65% of the outstanding Units) were redeemed at a net asset value per Unit of $9.73 ($9.54, net of the 2% fee).




                         -----------------------------
                                      FOUR

                        FIDUCIARY CAPITAL PARTNERS, L.P.
--------------------------------------------------------------------------------

                        MESSAGE TO INVESTORS (CONTINUED)

In the letter that accompanied the 1998 repurchase offer, we indicated that we believed that the 1998 repurchase offer would be the Fund's last repurchase offer. However, at the July 28, 1999 meeting of the General Partners it was determined that the Fund will proceed with the 1999 repurchase offer, which will be completed in November, 1999.

POSSIBLE LIQUIDATION PLANS

The General Partners are presently considering a number of alternative actions through which the Fund could be liquidated during 1999 or 2000. An overall plan of liquidation was adopted at a meeting of the General Partners held in January, 1999. The General Partners will follow the requisite regulatory procedures required to liquidate the Fund. These procedures are expected to include requesting an exemptive order from the Securities and Exchange Commission (the OSECO), which will permit the Fund to act as an operating company instead of an SEC registered investment company. Once this order is obtained, the Fund will finalize its liquidation plan and prepare a proxy statement setting forth the details of the plan as well as the changes required in the Fund's Partnership Agreement. Late in the fourth quarter of 1999 or early in 2000, the Limited Partners will be requested to approve the implementation of the liquidation plan and the Partnership Agreement changes. As currently contemplated, Fund investors would become direct shareholders of LMC as a result of the liquidation plan, if all approvals are received.

                               * * * * * * * * * *

If you have any questions concerning your investment in the Fund, please call us at 800-866-7607.

Sincerely,

/s/ PAUL BAGLEY

Paul Bagley, Chairman
FCM Fiduciary Capital Management Company

/s/ W. DUKE DEGRASSI

W. Duke DeGrassi, President
FCM Fiduciary Capital Management Company

July 29, 1999


                         -----------------------------

                                      FIVE

                        FIDUCIARY CAPITAL PARTNERS, L.P.
--------------------------------------------------------------------------------

                                DEBT INVESTMENTS
                         REALIZED GAINS AND LOSSES(1)
                                  (unaudited)

-------------------------------------------------------------------------------------------------------------
                                                                                                   INTERNAL
                             YEAR OF          YEAR OF                                 GAIN(3)       RATE OF
PORTFOLIO COMPANY(2)        INVESTMENT       REPAYMENT      COST      PROCEEDS(3)     (LOSS)        RETURN
--------------------        -----------     -----------  -----------  -----------   -----------   -----------

Carr-Gottstein Foods Co.           1990            1993  $ 2,940,260  $ 4,998,722   $ 2,058,462         23.56%
Midwest Dental Products
   Corporation                     1990            1992    5,478,467    7,946,060     2,467,593         22.63
Neodata Corporation                1990            1993    2,684,449    3,877,613     1,193,164         17.11
KEMET Corporation                  1991            1993    4,014,737    5,494,046     1,479,309         17.63
Mobile Technology, Inc.            1991            1998    3,777,475    1,030,215    (2,747,260)          N/A
Huntington Holdings, Inc.          1992            1994    5,292,479    7,480,171     2,187,692         20.07
AR Accessories Group, Inc.         1992            1994    5,478,467    6,686,926     1,208,459         11.74
ENI Holding Corp.                  1993            1997    5,914,363    9,477,926     3,563,563         13.91
KB Alloys, Inc.                    1993            1995    3,489,783    5,185,069     1,695,286         18.32
KEMET Corporation                  1993(4)         1993    2,054,425    2,186,222       131,797         26.41
Protection One, Inc.               1993            1995      985,660    1,338,165       352,505         22.11
Canadian's Holdings, Inc.          1994            1996    2,876,392      367,216    (2,509,176)          N/A
Canadian's Holdings, Inc.          1995(4)         1996    1,750,113       62,294    (1,687,819)          N/A
Atlas Environmental, Inc.          1996            1998    3,814,633    1,456,045    (2,358,588)          N/A
                                                         -----------  -----------   -----------   -----------
     Totals                                              $50,551,703  $57,586,690   $ 7,034,987          7.60%
                                                         ===========  ===========   ===========   ===========


                               EQUITY INVESTMENTS
                          REALIZED GAINS AND LOSSES(1)
                                  (unaudited)

-------------------------------------------------------------------------------------------------------------
                                                                                                   INTERNAL
                             YEAR OF          YEAR OF                                  GAIN         RATE OF
PORTFOLIO COMPANY(2)        INVESTMENT      REALIZATION     COST        PROCEEDS      (LOSS)        RETURN
--------------------        -----------     -----------  -----------  -----------   -----------   -----------


Carr-Gottstein Foods Co.           1990            1995  $   894,666  $ 1,450,374   $   555,708          9.78%
Neodata Corporation                1990            1997       41,089    1,118,393     1,077,304         52.07
KEMET Corporation                  1991       1994/1995       70,616    4,547,055     4,476,439        112.37
Mobile Technology, Inc.            1991            1992      440,586           --      (440,586)          N/A
Huntington Holdings, Inc.          1992       1996/1998      103,811    1,478,483     1,374,672         70.10
Neodata Corporation                1992(4)         1997      296,858      309,103        12,245          0.81
AR Accessories Group, Inc.         1992            1998      273,920           --      (273,920)          N/A
ENI Holding Corp.                  1993            1997      811,976    3,327,051     2,515,075         34.60
KEMET Corporation                  1993(4)         1994      600,443      883,564       283,121         41.10
Protection One, Inc.               1993            1995       97,340      146,641        49,301         21.02
Canadian's Holdings, Inc.          1994            1996       39,782           --       (39,782)          N/A
Atlas Environmental, Inc.          1996            1998       40,765           --       (40,765)          N/A
                                                         -----------  -----------   -----------   -----------
     Totals                                              $ 3,711,852  $13,260,664   $ 9,548,812         33.19%
                                                         ===========  ===========   ===========   ===========

(1) Note that prior performance is not necessarily indicative of future results.
(2)      Includes investment in subsidiaries, if applicable.
(3)      Includes interest income, fees and prepayment penalties.
(4)      Represents a follow-on investment in an existing portfolio company.


                         -----------------------------
                                       SIX

                        FIDUCIARY CAPITAL PARTNERS, L.P.
--------------------------------------------------------------------------------

                        PROFILES OF PORTFOLIO COMPANIES

            VALUE OF 1998 YEAR-END INVESTMENTS BY PORTFOLIO COMPANY

                                     [GRAPH]

PORTFOLIO
 COMPANY                   PERCENTAGE
----------                 ----------
KEMET                          3.1%
LMC                           65.0%
RBM                            7.1%
Temporary Investment          24.8%

KEMET CORPORATION ("KEMET") KEMET, headquartered in Greenville, South Carolina, is a leading manufacturer and distributor of both solid tantalum and monolithic ceramic capacitors used as components in circuit boards. The KEMET stock is listed on the NASDAQ National Market System.

LMC Corporation ("LMC") LMC, headquartered in Brigham City, Utah, is a leading U.S. manufacturer of low ground pressure track vehicles. These vehicles are used primarily for construction, landscaping and infrastructure development. Primary purchasers of these vehicles include private contractors, ski resorts, utility companies and various governmental agencies for use on construction sites and/or environmentally sensitive locations.

R.B.M. Precision Metal Products, Inc. ("RBM") RBM, headquartered in Colorado Springs, Colorado, is a manufacturer of precision sheet metal enclosures, chassis and assemblies for business machines.

WasteMasters, Inc. ("WMI") WMI, headquartered in Atlanta, Georgia, is a waste management company. The WMI stock is traded on the OTC Market System.



                         -----------------------------
                                      SEVEN

                        FIDUCIARY CAPITAL PARTNERS, L.P.
--------------------------------------------------------------------------------

                             SCHEDULE OF INVESTMENTS


DECEMBER 31, 1998
-----------------------------------------------------------------------------------------------------------
  PRINCIPAL
   AMOUNT/                                     INVESTMENT      AMORTIZED                      % OF TOTAL
   SHARES                INVESTMENT               DATE            COST           VALUE        INVESTMENTS
-----------------------------------------------------------------------------------------------------------

MANAGED COMPANIES:

27,944 sh.           KEMET Corporation,
                     Common Stock(1)*           07/11/91       $   9,905       $ 319,609
                                                               ---------       ---------       ------
                                                                   9,905         319,609          3.1%
                                                               ---------       ---------       ------

$1,912,400           LMC Corporation, 12.00%
                     Senior Subordinated        11/01/96
                     Revolving Notes             through
                     due 10/31/00 (Note 5)      12/29/98       1,912,400       1,912,400

260,400 sh.          LMC Operating Corp., 7.00%
                     Cumulative Redeemable
                     Preferred Stock*           06/10/94       2,596,621       2,596,621

5,523,500 sh.        LMC Corporation,           02/09/96
                     Common Stock*               through
                                                08/05/98       3,034,549       2,176,469

52.08 sh.            LMC Credit Corp.,
                     Common Stock*              02/09/96               1               1
                                                               ---------       ---------       ------
                                                               7,543,571       6,685,491         65.0
                                                               ---------       ---------       ------

$1,460,000           R.B.M. Precision Metal
                     Products, Inc., 13.00%
                     Senior Subordinated
                     Secured Notes due
                     5/24/02(2)*                05/24/95       1,400,680         730,000

11,060.6 sh.         R.B.M. Precision Metal
                     Products, Inc., Warrants
                     to Purchase Common Stock*  05/24/95          82,955               1

14.392 sh.           R.B.M. Precision Metal
                     Products, Inc., Common
                     Stock*                     12/09/98               1               1
                                                               ---------       ---------       ------
                                                               1,483,636         730,002          7.1
                                                               ---------       ---------       ------
      Total Investments in Managed Companies
        (74.8% of net assets)                                  9,037,112       7,735,102         75.2
                                                               ---------       ---------       ------

NON-MANAGED COMPANY:

989,414 sh.          WasteMasters, Inc.,
                     Common Stock (3)*          06/03/98       1,321,795               1
                                                               ---------       ---------       ------
      Total Investment in Non-Managed Company
        (0.0% of net assets)                                   1,321,795               1          0.0
                                                               ---------       ---------       ------


              The accompanying notes to financial statements are an
                         integral part of this schedule.
                          -----------------------------
                                      EIGHT

                        FIDUCIARY CAPITAL PARTNERS, L.P.
--------------------------------------------------------------------------------

                       SCHEDULE OF INVESTMENTS (CONTINUED)

DECEMBER 31, 1998
-------------------------------------------------------------------------------------------------------------
  PRINCIPAL
   AMOUNT/                                          INVESTMENT       AMORTIZED                   % OF TOTAL
   SHARES        INVESTMENT                            DATE             COST          VALUE      INVESTMENTS
-------------------------------------------------------------------------------------------------------------

TEMPORARY INVESTMENTS:

$2,550,000       Ford Motor Credit Corporation,
                 5.27% Notes due 1/11/99             12/28/98         2,546,274      2,546,274
                                                                    -----------    -----------     --------
     Total Temporary Investments (24.6% of net assets)                2,546,274      2,546,274         24.8
                                                                    -----------    -----------     --------
     Total Investments (99.4% of net assets)                        $12,905,181    $10,281,377        100.0%
                                                                    ===========    ===========     ========

(1) The KEMET Corporation common stock trades on the NASDAQ National Market System.
(2) The notes will amortize in three equal annual installments of $486,667 commencing on May 24, 2000.
(3) The WasteMasters, Inc. common stock, which trades on the NASDAQ Small Cap Market System, is subject to a 24 month lock up period, a call option and a right of first refusal.
*        Non-income producing security.



              The accompanying notes to financial statements are an
                         integral part of this schedule.
                          -----------------------------
                                      NINE

                        FIDUCIARY CAPITAL PARTNERS, L.P.
--------------------------------------------------------------------------------

                                 BALANCE SHEETS


DECEMBER 31, 1998 AND 1997
-------------------------------------------------------------------------------------------------------------
                                                                                  1998            1997
-------------------------------------------------------------------------------------------------------------
ASSETS:

 Investments (Notes 2, 10, 11 and 12)

   Portfolio investments, at fair value:

       Managed companies (amortized cost -
         $9,037,112 and $11,138,061, respectively)                         $     7,735,102  $     6,594,804

       Non-managed company (amortized cost-
         $1,321,795)                                                                     1               --

   Temporary investments, at amortized cost                                      2,546,274       10,193,557
                                                                           ---------------  ---------------
       Total investments                                                        10,281,377       16,788,361

   Cash and cash equivalents (Note 2)                                              837,202          263,694

     Accrued interest receivable (Note 12)                                         103,233           76,821

     Other assets                                                                   31,859           66,060
                                                                           ---------------  ---------------
       Total assets                                                        $    11,253,671  $    17,194,936
                                                                           ===============  ===============
LIABILITIES:

   Due to affiliates (Notes 6, 7, 8 and 9)                                 $        31,197  $        39,123

   Accounts payable and accrued liabilities                                        539,360          484,837

   Distributions payable to partners (Note 3)                                      336,271        1,213,701
                                                                           ---------------  ---------------
       Total liabilities                                                           906,828        1,737,661
                                                                           ---------------  ---------------

COMMITMENTS AND CONTINGENCIES (NOTE 13)

NET ASSETS (NOTES 3 AND 4):

   Managing General Partner                                                      (207,011)          (54,555)

   Limited Partners (equivalent to $9.51
       and $12.91, respectively, per limited
       partnership unit based on 1,109,694
       and 1,201,564 units outstanding) (Note 5)                               10,553,854        15,511,830
                                                                           ---------------  ---------------
          Total net assets                                                     10,346,843        15,457,275
                                                                           ---------------  ---------------
              Total liabilities and net assets                             $   11,253,671   $    17,194,936
                                                                           ==============   ===============




              The accompanying notes to financial statements are an
                  integral part of these financial statements.
                          -----------------------------
                                       TEN

                        FIDUCIARY CAPITAL PARTNERS, L.P.
--------------------------------------------------------------------------------

                            STATEMENTS OF OPERATIONS

FOR EACH OF THE YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

-------------------------------------------------------------------------------------------------------------------
                                                                      1998             1997             1996
-------------------------------------------------------------------------------------------------------------------

INVESTMENT INCOME:

  Income:

     Interest                                                 $       728,803   $     1,329,751   $     1,569,923

     Dividend                                                              --           292,981                --

     Other income                                                      14,215            24,064            30,564
                                                              ---------------   ---------------   ---------------
       Total investment income                                        743,018         1,646,796         1,600,487
                                                              ---------------   ---------------   ---------------
   Expenses:

     Professional fees                                                164,127           169,499           159,165

     Fund administration fees (Note 7)                                143,370           143,370           143,370

     Investment advisory fees (Note 6)                                119,733           141,646           160,179

     Administrative expenses (Note 7)                                  81,105            81,105            81,105

     Independent General Partner fees
       and expenses (Note 8)                                           61,231            55,219            55,990

     Other expenses                                                    65,671            39,264            48,771
                                                              ---------------   ---------------   ---------------
       Total expenses                                                 635,237           630,103           648,580
                                                              ---------------   ---------------   ---------------
NET INVESTMENT INCOME                                                 107,781         1,016,693           951,907
                                                              ---------------   ---------------   ---------------

REALIZED AND UNREALIZED
   GAIN (LOSS) ON INVESTMENTS:

     Net realized (loss) gain on investments (Note 10)             (3,008,930)        3,545,258        (3,948,869)

     Net change in unrealized loss
       on investments (Note 11)                                     1,919,453        (3,859,138)        2,591,211
                                                              ---------------   ---------------   ---------------
         Net loss on investments                                   (1,089,477)         (313,880)       (1,357,658)
                                                              ---------------   ---------------   ---------------
NET (DECREASE) INCREASE IN NET
   ASSETS RESULTING FROM OPERATIONS                           $      (981,696)  $       702,813   $      (405,751)
                                                              ===============   ===============   ===============


              The accompanying notes to financial statements are an
                         integral part of this schedule.
                          -----------------------------
                                     ELEVEN

                        FIDUCIARY CAPITAL PARTNERS, L.P.
--------------------------------------------------------------------------------

                            STATEMENTS OF CASH FLOWS

FOR EACH OF THE YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

--------------------------------------------------------------------------------------------------------------
                                                                 1998             1997              1996
--------------------------------------------------------------------------------------------------------------

CASH FLOWS FROM OPERATING ACTIVITIES:

  Net (decrease) increase in net assets
     resulting from operations                           $      (981,696)  $       702,813   $      (405,751)

  Adjustments to reconcile net (decrease) increase in net assets resulting from operations to net cash provided by operating activities:

       Accreted discount on portfolio investments                (12,929)          (39,028)          (42,587)

       Change in assets and liabilities:
         Accrued interest receivable                             (26,412)           36,988            26,681
         Other assets                                             34,201           (58,412)           (4,442)
         Due to affiliates                                        (7,926)          (13,532)           (7,717)
         Accounts payable and accrued liabilities                  2,997           (20,670)           17,195

       Net realized loss (gain) on investments                 3,008,930        (3,545,258)        3,948,869

       Net change in unrealized loss
         on investments                                       (1,919,453)        3,859,138        (2,591,211)
                                                         ---------------   ---------------   ---------------
            Net cash provided by operating activities             97,712           922,039           941,037
                                                         ---------------   ---------------   ---------------

CASH FLOWS FROM INVESTING ACTIVITIES:

  Purchase of portfolio investments                           (3,531,710)       (1,005,376)       (5,384,518)

  Proceeds from dispositions of portfolio investments          1,366,389        10,721,487         1,340,631

  Sale (purchase) of temporary investments, net                7,647,283        (6,396,301)        6,599,536
                                                         ---------------   ---------------   ---------------
    Net cash provided by investing activities                  5,481,962         3,319,810         2,555,649
                                                         ---------------   ---------------   ---------------

CASH FLOWS FROM FINANCING ACTIVITIES:

  Cash distributions paid to partners                         (4,112,271)       (2,887,058)       (1,705,750)

  Repurchase of limited partnership units                       (893,895)       (1,363,640)       (1,719,362)
                                                         ---------------   ---------------   ---------------
    Net cash used in financing activities                     (5,006,166)       (4,250,698)       (3,425,112)
                                                         ---------------   ---------------   ---------------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS             573,508            (8,849)           71,574

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR                   263,694           272,543           200,969
                                                         ---------------   ---------------   ---------------
CASH AND CASH EQUIVALENTS AT END OF YEAR                         837,202   $       263,694   $       272,543
                                                         ===============   ===============   ===============
NONCASH INVESTING AND FINANCING ACTIVITIES:
   Investments exchanged for other investments           $     1,639,200   $            --   $            --
                                                         ===============   ===============   ===============


              The accompanying notes to financial statements are an
                         integral part of this schedule.
                          -----------------------------
                                     TWELVE

                        FIDUCIARY CAPITAL PARTNERS, L.P.
--------------------------------------------------------------------------------

                       STATEMENTS OF CHANGES IN NET ASSETS

FOR EACH OF THE YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996
----------------------------------------------------------------------------------------------------------------------------
                                                                         1998              1997               1996
----------------------------------------------------------------------------------------------------------------------------
(Decrease) increase in net assets resulting from operations:

   Net investment income                                           $       107,781   $     1,016,693   $       951,907

   Net realized (loss) gain on investments                              (3,008,930)        3,545,258        (3,948,869)

   Net change in unrealized loss on investments                          1,919,453        (3,859,138)        2,591,211
                                                                   ---------------   ---------------   ---------------
      Net (decrease) increase in net assets
        resulting from operations                                         (981,696)          702,813          (405,751)

Repurchase of limited partnership units (Note 5)                          (893,895)       (1,363,640)       (1,719,362)

Distributions to partners from -

   Net investment income                                                  (129,001)       (1,016,693)       (1,174,520)

   Realized gain on investments                                         (1,742,647)       (1,905,894)         (498,482)

   Return of capital                                                    (1,363,193)         (784,482)               --
                                                                   ---------------   ---------------   ---------------
      Total decrease in net assets                                      (5,110,432)       (4,367,896)       (3,798,115)

Net assets:

   Beginning of year                                                    15,457,275        19,825,171        23,623,286
                                                                   ---------------   ---------------   ---------------
   End of year (including no undistributed net
      investment income)                                           $    10,346,843   $    15,457,275   $    19,825,171
                                                                   ===============   ===============   ---------------




              The accompanying notes to financial statements are an
                         integral part of this schedule.
                          -----------------------------
                                    THIRTEEN

                        FIDUCIARY CAPITAL PARTNERS, L.P.
--------------------------------------------------------------------------------

                        SELECTED PER UNIT DATA AND RATIOS


FOR EACH OF THE YEARS ENDED DECEMBER 31, 1998, 1997, 1996, 1995 AND 1994
----------------------------------------------------------------------------------------------------------------------------------
                                                      1998              1997            1996             1995             1994
----------------------------------------------------------------------------------------------------------------------------------
PER UNIT DATA:

  Investment income(1)                           $         .54    $        1.26    $        1.14    $        1.74    $        1.66

  Expenses(1)                                             (.46)            (.48)            (.46)            (.41)            (.40)
                                                 -------------    -------------    -------------    -------------    -------------
     Net investment income(1)                              .08              .78              .68             1.33             1.26

  Net realized (loss) gain on investments(1)             (2.20)            2.72            (2.80)            3.00            (1.50)

  Net change in unrealized loss
    on investments(1)                                     1.40            (2.97)            1.84            (4.70)            2.58

  Effect of unit repurchases on
     net asset value                                       .02               --             (.03)            (.19)             .03

  Distributions declared to partners                     (2.70)           (2.90)           (1.20)           (1.20)           (1.80)
                                                 -------------    -------------    -------------    -------------    -------------
     Net (decrease) increase in net asset value          (3.40)           (2.37)           (1.51)           (1.76)             .57

       Net asset value:

          Beginning of year                              12.91            15.28            16.79            18.55            17.98
                                                 -------------    -------------    -------------    -------------    -------------
          End of year                            $        9.51    $       12.91    $       15.28    $       16.79    $       18.55
                                                 =============    =============    =============    =============    =============

RATIOS:

  Ratio of expenses to average net assets                 4.92%            3.53%            2.85%            2.23%            2.24%

  Ratio of net investment income to
    average net assets                                    0.84%            5.69%            4.19%            7.19%            7.06%

Number of limited partnership units
  at end of year                                     1,109,694        1,201,564        1,299,176        1,407,244        1,526,949

------------

(1) Calculated using the weighted average number of limited partnership units outstanding during the years ended December 31, 1998, 1997, 1996, 1995 and 1994 of 1,190,993, 1,288,211, 1,395,138, 1,513,503 and
         1,669,129, respectively.




              The accompanying notes to financial statements are an
                         integral part of this schedule.
                          -----------------------------
                                    FOURTEEN

                        FIDUCIARY CAPITAL PARTNERS, L.P.
--------------------------------------------------------------------------------
                          NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 1998 AND 1997

1.       ORGANIZATION AND PURPOSE

Fiduciary Capital Partners, L.P. (the "Fund"), a Delaware limited partnership, was formed on October 20, 1988 to operate as a business development company under the Investment Company Act of 1940. The Fund's operations commenced on August 14, 1990.

FCM Fiduciary Capital Management Company ("FCM"), the Managing General Partner of, and the investment adviser to, the Fund, is responsible, subject to the supervision of the Independent General Partners, for overseeing and monitoring the Fund's investments.

The investment objective of the Fund is to provide current income and capital appreciation by investing primarily in subordinated debt and related equity securities issued as the mezzanine financing of privately structured, friendly leveraged buyouts, leveraged acquisitions and leveraged recapitalizations. These investments are referred to herein as "portfolio investments". Managed companies are those to which significant managerial assistance is offered.

As set forth in the Partnership Agreement, the Fund's investment period ended on December 31, 1995. Although the Fund is permitted to make additional investments in existing portfolio companies, the Fund is no longer permitted to acquire investments in new portfolio companies. A number of alternative actions through which the Fund could be liquidated during 1999 or 2000 are currently being considered. Once a specific plan of liquidation is developed, the requisite regulatory procedures required to liquidate the Fund will be followed. These procedures are expected to include requesting Limited Partner approval of the liquidation plan through a proxy solicitation.

A separate fund, Fiduciary Capital Pension Partners, L.P. ("FCPP"), was also formed on October 20, 1988 for tax-exempt investors with investment objectives, policies and restrictions similar to those of the Fund. While the Fund and FCPP have co-invested in each of the portfolio investments, each fund is accounted for separately. Each fund's participation in the portfolio investments is in proportion to the amount of capital that each fund had available for investment at the time each investment was acquired. Certain expenses are allocated between the funds based on the amount of each fund's total capital. The accompanying financial statements include only the activities of the Fund.

2.       SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Accounting Method The Fund maintains its accounting records, prepares financial statements and files its tax returns using the accrual method of accounting.

Realized and Unrealized Gain or Loss on Investments Realized gains and losses are recorded upon disposition of investments and are calculated based upon the difference between the proceeds and the cost basis determined using the specific identification method. All other changes in the valuation of investments, as determined by FCM, are included as changes in the unrealized appreciation or depreciation of investments in the Fund's Statements of Operations.

Valuation of Investments FCM values the Fund's investments on a weekly basis utilizing a variety of methods. For securities that are publicly traded and for which market quotations are available, valuations are set by the closing sales, or an average of the closing bid and ask prices, as of the valuation date. The Fund discounts these closing market prices between 5% and 20% to reflect lack of liquidity if the Fund's securities are subject to legal or contractual trading restrictions, or to reflect the potential market impact which could result from the sale of the securities, if the Fund and FCPP combined own a material percentage of the outstanding securities. The amount of the discount varies based upon the type of restriction, the time remaining on the restriction and the size of the holding.

Fair value for securities that are not fully traded in any liquid public markets or that are privately held are determined pursuant to valuation policies and procedures which have been approved by the Independent General Partners and subject to their supervision. There is a range of values that are reasonable for such investments at any particular time. Each such investment is valued initially based upon its original cost to the Fund ("cost method"). Debt securities with attached warrants for the purchase of common stock are initially recorded at a discount from face value equal to the estimated relative value of the warrants at date of investment. The discount is amortized to income as an adjustment to yield from the debt securities. Face value less unamortized discount represents the "amortized cost" of the debt securities.

The cost method is used until significant developments affecting the portfolio company provide a basis for use of an appraisal valuation. Appraisal valuations are based upon such factors as the


                         -----------------------------
                                    FIFTEEN

                        FIDUCIARY CAPITAL PARTNERS, L.P.
--------------------------------------------------------------------------------

                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)



portfolio company's earnings, cash flow and net worth, the market prices for similar securities of comparable companies and an assessment of the portfolio company's future financial prospects. In a case of unsuccessful operations, the appraisal may be based upon liquidation value. Appraisal valuations are necessarily subjective. The Fund also may use, when available, third-party transactions in a portfolio company's securities as the basis of valuation ("private market method"). The private market method is used only with respect to completed transactions or firm offers made by sophisticated, independent investors.

Temporary investments with maturities of less than 60 days are stated at amortized cost, which approximates market value. Under this method, temporary investments are valued at cost when purchased and thereafter a constant proportionate amortization of any discount or premium is recorded until maturity of the investment.

Cash and Cash Equivalents The Fund considers investments in money market funds to be cash equivalents.

Interest Receivable on Notes Notes are placed on non-accrual status in the event of a default (after any applicable grace period expires) or if FCM determines that there is no reasonable expectation of collecting the interest.

Income Taxes No provision for income taxes has been made in the financial statements because taxes on Fund income are the responsibility of the individual partners rather than the Fund.

Investment Transactions The Fund records portfolio investment transactions on the date on which it obtains an enforceable right to demand the securities or payment thereof and records temporary investment transactions on the trade date. Realized gains and losses on investments are determined on the basis of specific identification for both accounting and tax purposes.

3.       ALLOCATIONS OF PROFITS, LOSSES AND CASH DISTRIBUTIONS

Pursuant to the Partnership Agreement, all income derived from temporary investments will be distributed and allocated 99% to the Limited Partners and 1% to FCM. Net investment income will, in general, be distributed and allocated:
(i) 99% to the Limited Partners and 1% to FCM until the Limited Partners have received a cumulative non-compounded preferred return of 9% per annum on their capital contributions to the Fund, then (ii) 70% to the Limited Partners and 30% to FCM until FCM has received 10% of all current and prior distributions and allocations, and thereafter, (iii) 90% to the Limited Partners and 10% to FCM.

Proceeds from capital transactions will, in general, be distributed and allocated: (i) 99% to the Limited Partners and 1% to FCM until the Limited Partners have received a cumulative, non-compounded preferred return of 9% per annum on their capital contributions to the Fund from net investment income, capital transactions, or both, then (ii) 100% to the Limited Partners until they have received a return of their capital contributions to the Fund, and thereafter, (iii) 80% to the Limited Partners and 20% to FCM.

Prior to 1998, cash distributions and earnings of the Fund were allocated 99% to the Limited Partners and 1% to FCM. Pursuant to the terms of the Fund's Partnership Agreement, the Fund's 1998 loss was allocated approximately 87% to the Limited Partners and approximately 13% to FCM, and the portion of the 1998 cash distributions that exceeded the partners' cumulative preferred return amounts was allocated 100% to the Limited Partners.

4.       CAPITAL CONTRIBUTIONS

Upon formation of the Fund, FCM contributed $4,000 for its general partner interest in the Fund. Units of limited partnership interest ("Units") were then sold in a public offering. The Fund held three closings between August 14, 1990 and October 18, 1990, receiving gross offering proceeds of $36,102,000. Commissions and other offering costs were charged against proceeds resulting in net capital contributions from Limited Partners of $31,860,015.

5.       PERIODIC UNIT REPURCHASE PLAN

The Fund's Limited Partners adopted a periodic unit repurchase plan during 1993. Pursuant to the terms of the repurchase policy, the Fund has annually offered to repurchase from its Limited Partners, up to 7.5% of its outstanding Units for an amount equal to the current net asset value per Unit, net of a fee (not to exceed 2%) to be retained by the Fund to offset expenses incurred in connection with the repurchase offer. If the number of tendered Units in any year exceeds 7.5% of the outstanding Units, the Fund's General Partners may vote to repurchase up to an additional 2% of the outstanding Units. If Units in excess if this amount are tendered, Units are purchased on a pro-rated basis, after giving priority to investors owning less than 100 Units.

It is currently anticipated that the Fund will not have sufficient liquidity to fund a repurchase offer during 1999. If the Fund does not have sufficient liquidity, the General Partners have the authority to forego the repurchase offer under the terms of the Fund's repurchase policy. In addition, the termination of the annual repurchase offer is expected to be included in any plan of liquidation that is submitted to the Limited Partners for their approval (Note 1).




                         -----------------------------
                                    SIXTEEN

                        FIDUCIARY CAPITAL PARTNERS, L.P.
--------------------------------------------------------------------------------

                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)

Repurchases of Units since the adoption of the plan are summarized as follows:

                          UNITS REPURCHASED       NET ASSET VALUE PER UNIT
                      ------------------------    ------------------------
                                 PERCENTAGE
    DATE OF                     OF OUTSTANDING                  NET OF THE
REPURCHASE OFFER       NUMBER       UNITS          GROSS          2% FEE
-----------------     --------  --------------    -------       ----------
 November 1993         117,979       6.54%        $ 18.35       $    17.98
 November 1994         160,172       9.49%          18.41            18.04
 November 1995         119,705       7.84%          19.67            19.28
 November 1996         108,068       7.68%          15.91            15.59
 November 1997          97,612       7.51%          13.97            13.69
 November 1998          91,870       7.65%           9.73             9.54

6.       INVESTMENT ADVISORY FEES

As compensation for its services as investment adviser, FCM receives a subordinated monthly fee at the annual rate of 1% of the Fund's available capital, as defined in the Partnership Agreement, net of certain fees received directly by FCM from the Fund's portfolio companies. Investment advisory fees of $119,733, $141,646 and $160,179 were incurred by the Fund for 1998, 1997 and
1996, respectively.

7.       FUND ADMINISTRATION FEES

As compensation for its services as fund administrator, FCM receives a monthly fee at the annual rate of .45% of net proceeds available for investment, as defined in the Partnership Agreement. Fund administration fees of $143,370 were incurred each year by the Fund during 1998, 1997 and 1996. FCM is also reimbursed, subject to various limitations, for administrative expenses incurred in providing accounting and investor services to the Fund. The Fund reimbursed FCM for administrative expenses of $81,105 each year during 1998, 1997 and 1996.

8.       INDEPENDENT GENERAL PARTNER FEES AND EXPENSES

As compensation for services rendered to the Fund, each of the Independent General Partners receives from the Fund and FCPP, an annual fee of $30,000, payable monthly in arrears, together with all out-of-pocket expenses. Each fund's allocation of these fees and expenses is based on the relative number of outstanding Units. Fees and expenses of $61,231, $55,219 and $55,990 were incurred by the Fund for 1998, 1997 and 1996, respectively.

9.       OTHER RELATED PARTY TRANSACTIONS

FCM and its affiliates are entitled to reimbursement of direct expenses paid on behalf of the Fund. Such reimbursements amounted to $231,913, $311,347 and $226,061 during 1998, 1997 and 1996, respectively.

10.      PORTFOLIO INVESTMENTS

The Fund's portfolio investments consist primarily of high-yield private placement securities issued as the mezzanine financing of privately structured, friendly leveraged buyouts, leveraged acquisitions and leveraged recapitalizations, and are generally linked with an equity participation. The risk of loss upon default by an issuer is greater than with investment grade securities because high-yield securities are generally unsecured and are usually subordinated to other creditors of the issuer. Also, these issuers usually have higher levels of indebtedness and are more sensitive to adverse economic conditions than investment grade issuers. Most of these securities are subject to resale restrictions and generally there is no quoted market for such securities.

Although the Fund cannot eliminate the risks associated with its investments in these high-yield securities, it has established risk management procedures. The Fund subjects each prospective investment to rigorous analysis, and makes only those investments that are recommended by FCM and that meet the Fund's investment guidelines or that have otherwise been approved by the Independent General Partners. The Fund also has procedures in place to continually monitor its portfolio companies.

As of December 31, 1998, the Fund held portfolio investments in three Managed Companies, with an aggregate cost of approximately $9.0 million, and one portfolio investment in a Non-Managed Company, with a cost of approximately $1.3 million. During the year ended December 31, 1998, the Fund acquired additional follow-on investments in LMC Corporation ("LMC") at a net aggregate cost of approximately $2.4 million.

During 1998, the Fund (i) sold all of its Mobile Technology, Inc. stock and warrants, (ii) received final distributions from the escrow account that was established during 1996 in connection with the sale of its Huntington Holdings, Inc. stock, and (iii) wrote off the cost of its equity investment in AR Accessories Group, Inc. ("ARA") (formerly known as Amity Leather Products Co.) as a realized loss following ARA's bankruptcy liquidation. The Fund received $268,989 in proceeds from these three transactions, resulting in aggregate net realized losses of $396,952.

During June 1998, the Fund exchanged its Atlas Environmental, Inc. ("Atlas") subordinated notes (which were in default) and warrants for 989,414 shares of common stock in WasteMasters, Inc. ("WMI"). Pursuant to the terms of the exchange agreement, the Fund is prohibited from selling its WMI common stock for 24 months. In addition, the Fund granted the entity acquiring the Fund's Atlas securities a call on the Fund's WMI common stock during the 24 month lock up period and a right to first refusal thereafter. The call price is $11.25 per share.


                         -----------------------------
                                    SEVENTEEN

                        FIDUCIARY CAPITAL PARTNERS, L.P.
--------------------------------------------------------------------------------

                    NOTES TO FINANCIAL STATEMENTS (Continued)


The WMI common stock, which trades on the NASDAQ Small Cap Market System closed at $1.78 (an average of the closing bid and ask prices) on the date of the exchange. However, due to a number of factors, including the speculative nature of the WMI stock, the two year lock up period and the relative size of the fund's stock position versus the daily trading volume, the fund is carrying the WMI stock at the same nominal value ($1) that the Atlas securities had previously been carried by the fund. The 52-week low for the WMI common stock is $0.28 per share and the price as of December 31, 1998 was $0.32.

The Fund recorded a realized loss of $2,560,453 on the exchange, which is equal to the amount of the loss that the Fund expects to claim for income tax purposes from the disposition of the Atlas securities. the $1,321,794 balance of the unrealized loss previously recorded by the Fund with respect to the Atlas securities continues to be carried by the Fund as an unrealized loss.

The Fund has pledged the common stock it owns in LMC Credit Corp. as collateral for the corporation's debt. None of the Fund's other portfolio investments are pledged or otherwise encumbered.

11.      UNREALIZED GAIN (LOSS) ON INVESTMENTS

As of December 31, 1997, the Fund had recorded net unrealized loss on investments of $4,543,257. During 1998, the Fund recorded $2,295,487 of unrealized loss on investments. In addition, the Fund disposed of investments during 1998 with respect to which the Fund had recorded $4,214,940 of net unrealized loss during prior years. Therefore, at December 31, 1998, the Fund had recorded net unrealized loss on investments of $2,623,804.

12.      NON-ACCRUAL STATUS OF INVESTMENTS

In accordance with the Fund's accounting policies, the Fund stopped accruing interest on the Atlas Senior Subordinated Secured Notes effective April 20, 1996 and the R.B.M. Precision Metal Products, Inc. ("RBM") Senior Subordinated Secured Notes effective August 25, 1998.

During 1998, the Atlas Senior Subordinated Secured Notes were exchanged for WMI common stock. Thus, as of December 31, 1998, the Fund's only debt investment on non-accrual status was the RBM Senior Subordinated Secured Notes.

13.      COMMITMENTS AND CONTINGENCIES

LMC Commitment    LMC is entitled to draw down a total of $1,967,040 pursuant to the terms of the Senior Subordinated Revolving Notes held by the Fund. As of December 31, 1998, LMC had drawn down $1,912,400. The remaining $54,640 was drawn down during January 1999.

Litigation    The Fund has accrued approximately $507,000 for certain known potential liabilities related to a former investment of the Fund. In addition, the Fund may be exposed to other asserted or unasserted legal claims encountered in the course of its activities, past and present. Other than those amounts for which the Fund has specifically accrued, management does not believe the ultimate resolution of these matters will have a material adverse impact on the operating results, financial position or cash flows of the Fund.

14.      RECONCILIATION TO INCOME TAX METHOD OF ACCOUNTING

The following is a reconciliation of the net increase in net assets resulting from operations in the accompanying financial statements to the taxable income reported for federal income tax purposes:

                                    1998           1997           1996
                                ------------   ------------   ------------
 Net (decrease) increase
   in net assets resulting
   from operations per
   financial statements           $ (981,696)  $    702,813   $   (405,751)
 Increase (decrease)
   resulting from:
     Unrealized loss
       on investments             (1,919,453)     3,859,139     (2,591,211)
     Realized gains and
       losses on
       investments                (3,540,468)       (90,867)       590,620
     Fee income, net of
       amortization                       --        (57,426)       (22,781)
     Interest income                 150,888             --             --
     Other                           (12,936)       (26,214)       (23,708)
                                ------------   ------------   ------------
 Taxable (loss) income
   per federal income
   tax return                   $ (6,303,665)  $  4,387,445   $ (2,452,831)
                                ============   ============   ============



                         -----------------------------
                                    EIGHTEEN

                        FIDUCIARY CAPITAL PARTNERS, L.P.
--------------------------------------------------------------------------------

                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)

The following is a reconciliation of the amount of the Fund's net assets as shown in the accompanying financial statements and the tax bases of the Fund's net assets:

                                    1998           1997          1996
                                ------------  ------------  ------------
Net assets per
  financial statements          $ 10,346,843  $ 15,457,275  $ 19,825,171
  Realized gains and
    losses on investments            506,660     4,047,128     4,137,995
  Syndication, organization
    and start-up costs, net        3,243,217     3,352,335     3,363,008
  Unrealized loss on
    investments                    2,623,804     4,543,257       684,118
  Distributions payable              336,271     1,213,701       393,690
  Additional stock basis             150,888            --            --
  Fee income, net of
    amortization                          --            --        57,426
  Accrued expenses                    23,000        23,000        25,950
                                ------------  ------------  ------------
  Tax bases of net assets       $ 17,230,683  $ 28,636,696  $ 28,487,358
                                ============  ============  ============


                         -----------------------------
                                    NINETEEN

                       FIDUCIARY CAPITAL PARTNERS, L.P.:
--------------------------------------------------------------------------------

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Partners of
Fiduciary Capital Partners, L.P.:

We have audited the accompanying balance sheets of Fiduciary Capital Partners, L.P. (a Delaware limited partnership) as of December 31, 1998 and 1997, including the schedule of investments as of December 31, 1998, and the related statements of operations, cash flows and changes in net assets for each of the three years in the period ended December 31, 1998 and the selected per unit data and ratios for the five years then ended. These financial statements and per unit data and ratios are the responsibility of the partnership's managing general partner. Our responsibility is to express an opinion on these financial statements and per unit data and ratios based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and per unit data and ratios are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our procedures included confirmation of securities owned as of December 31, 1998 and 1997, by correspondence with the custodian. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements and selected per unit data and ratios referred to above present fairly, in all material respects, the financial position of Fiduciary Capital Partners, L.P. as of December 31, 1998 and 1997, and the results of its operations, its cash flows and the changes in its net assets for each of the three years in the period ended December 31, 1998, and the selected per unit data and ratios for the five years then ended, in conformity with generally accepted accounting principles.

As discussed in Note 2, the financial statements include investment securities valued at $7,415,493 at December 31, 1998 (71.7% of net assets) and $6,055,136 at December 31, 1997 (39.2% of net assets) whose values have been estimated by the managing general partner in the absence of readily ascertainable market values. However, because of the inherent uncertainty of valuation, the managing general partner's estimate of values may differ significantly from the values that would have been used had a ready market existed for the securities and the differences could be material.


                           /s/ Arthur Andersen LLP


Denver, Colorado
February 5, 1999.



                         -----------------------------
                                     TWENTY

                       FIDUCIARY CAPITAL PARTNERS, L.P.:
--------------------------------------------------------------------------------

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS



The following discussion should be read in conjunction with the Fund's audited Financial Statements and the Notes thereto. This Report contains, in addition to historical information forward-looking statements that include risks and other uncertainties. The Fund's actual results may differ materially from those anticipated in these forward-looking statements. While the Fund can not always predict what factors would cause actual results to differ materially from those indicated by the forward-looking statements, factors that might cause such a difference include general economic and business conditions, effects of competition and the year 2000 issue on the business of the portfolio companies and other factors discussed elsewhere in this Report. Readers are urged to consider statements that include the terms "believes", "expects", "plans", "anticipates", "intends" or the like to be uncertain and forward-looking. The Fund undertakes no obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of anticipated or unanticipated events.

Liquidity and Capital Resources

During 1990, the Fund completed a public offering of its Units. Net offering proceeds available to the Fund, after deducting commissions and other offering costs, totaled $31,860,015.

The Fund's Limited Partners adopted a periodic unit repurchase plan during 1993. Pursuant to the terms of the repurchase policy, the Fund has annually offered to purchase from its Limited Partners, up to 7.5% of its outstanding Units for an amount equal to the current net asset value per Unit, net of a fee (not to exceed 2%) to be retained by the Fund to offset expenses incurred in connection with the repurchase offer. If the number of tendered Units in any year exceeds 7.5% of the outstanding Units, the Fund's General Partners may vote to purchase up to an additional 2% of the outstanding Units.

Repurchases of Units since the adoption of the plan are summarized as follows:

                                UNITS REPURCHASED         NET ASSET VALUE PER UNIT
                            -------------------------     -----------------------
                                         PERCENTAGE
    DATE OF                            OF OUTSTANDING                  NET OF THE
 REPURCHASE OFFER            NUMBER         UNITS          GROSS         2% FEE
 ----------------           -------    --------------     -------      ----------
 November 1993              117,979         6.54%          $18.35        $17.98
 November 1994              160,172         9.49%           18.41         18.04
 November 1995              119,705         7.84%           19.67         19.28
 November 1996              108,068         7.68%           15.91         15.59
 November 1997               97,612         7.51%           13.97         13.69
 November 1998               91,870         7.65%            9.73          9.54

The Fund's investment period ended on December 31, 1995. Although the Fund has been permitted to make additional investments in existing portfolio companies since 1995, the Fund is no longer permitted to acquire investments in new portfolio companies. Consequently, the Fund has been in a liquidation mode. Since the middle of 1997, the Fund has liquidated a significant percentage of its investments and has distributed approximately $5.03 per Unit to the Limited Partners, with the cash coming primarily from the liquidation of these investments. The Fund presently has only four remaining investments in portfolio companies, which are expected to generate only limited amounts of interest income for the Fund during 1999 and future years.

As a result of these developments, the Fund is not expected to have sufficient liquidity to continue to (i) fund quarterly cash distributions, (ii) fund the annual repurchase offers, and (iii) pay its operating expenses. Accordingly, the General Partners are presently considering a number of alternative actions through which the Fund could be liquidated during 1999 or 2000. Once a specific plan of liquidation is developed, the General Partners will follow the requisite regulatory procedures required to liquidate the Fund. The procedures are expected to include requesting Limited Partner approval of the liquidation plan through a proxy solicitation.

It is currently anticipated that the Fund will not have sufficient liquidity to fund a repurchase offer during 1999. If the Fund does not have sufficient liquidity, the General Partners have the authority to forego the repurchase offer under the terms of the Fund's repurchase policy. In addition, the termination of the annual repurchase offer is expected to be included in any plan of liquidation that is submitted to the Limited Partners for their approval.

As of December 31, 1998, the Fund held portfolio investments in three Managed Companies, with an aggregate cost of approximately $9.0 million, and one investment in a Non-Managed Company, with a cost of approximately $1.3 million. These portfolio investments, which were made from net offering proceeds and the reinvestment of proceeds from the sale of other portfolio investments, represent approximately 74.8% of the Fund's net assets. When acquired, these portfolio investments generally consisted of high-yield subordinated debt, linked with an equity participation or a comparable participation feature. These securities were typically issued in private placement transactions and were subject to certain restrictions on transfer or sale, thereby limiting their liquidity. A number of the portfolio companies have prepaid their subordinated debt that the Fund held. In addition, three of the portfolio companies have successfully completed IPOs of their stock. The Fund has sold the stock it held in these three companies, except for a portion of its KEMET stock.

As of December 31, 1998, the Fund's remaining assets were invested in short-term commercial paper. These funds are avail-



                         -----------------------------
                                   TWENTY-ONE

                       FIDUCIARY CAPITAL PARTNERS, L.P.:
--------------------------------------------------------------------------------

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                 CONDITION AND RESULTS OF OPERATIONS (CONTINUED)


able to fund the annual repurchase offer, to fund follow-on investments in existing portfolio companies, to pay Fund expenses and for distribution to the partners.

During 1998, the Fund sold its MTI stock and warrants and received final distributions from the escrow account that was established during 1996 in connection with the sale of the Fund's Huntington stock. In total, the Fund received $268,989 in proceeds from these transactions.

Accrued interest receivable increased $26,412 from $76,821 at December 31, 1997 to $103,233 at December 31, 1998. This increase resulted primarily from the fact that the quarterly interest payment that was due on the LMC notes on October 1, 1998 was not received by the Fund until January 1999. The impact of the past due status of this LMC interest payment was partially offset by the Fund's decision to stop accruing interest on the RBM notes effective during August 1998.

Other assets decreased $34,201 from $66,060 at December 31, 1997 to $31,859 at December 31, 1998. This decrease resulted primarily from the collection of a receivable from LMC for legal fees that the Fund advanced on behalf of LMC during 1997.

Accounts payable and accrued liabilities increased $54,523 from $484,837 at December 31, 1997 to $539,360 at December 31, 1998. This increase resulted primarily from an increase in the Fund's litigation related reserve during 1998. This reserve represents $506,660, or approximately 94%, of the total accounts payable and accrued liabilities at December 31, 1998.

Distributions payable to partners decreased $877,430, from $1,213,701 at December 31, 1997 to $336,271 at December 31, 1998. This decrease resulted from both a decrease in the quarterly distribution rate from $1.00 per Unit for the fourth quarter of 1997 to $.30 per Unit for the fourth quarter of 1998 and from a 7.65% decrease in the number of outstanding Units as a result of the repurchase of Units by the Fund during November 1998.

During 1998, the Fund declared quarterly cash distributions to its partners in the aggregate amount of $3,234,841, which were paid during the months of May, August and November 1998 and February 1999. The per Unit distribution rate for the first quarter of 1998 varied between $1.00 and $1.13 depending upon the closing in which the particular Units were issued. This disproportionate cash distribution resulted from the Units being issued on different days during 1990, and thus being entitled to differing Preferred Return amounts, as defined in the Fund's Partnership Agreement. The disproportionate rates eliminated the remaining Preferred Return amounts, leaving all Units on an equal basis going forward. The per Unit distribution rates were $1.00, $.30 and $.30 for all Units for the second, third and fourth quarters of 1998, respectively. In the aggregate, the 1998 distributions were paid out of current net investment income (4.0%), realized gains on investments (53.9%) and a return of capital (42.1%).

The Fund currently expects 1999 distributions to continue at a rate of $.30 per Unit per quarter for all Limited Partners, subject to discontinuance pursuant to a plan of liquidation, if one is approved.

The Fund has accrued approximately $507,000 for certain known potential liabilities related to a former investment of the Fund. In addition, the Fund may be exposed to other asserted or unasserted legal claims encountered in the course of its activities, past and present. Other than those amounts for which the Fund has specifically accrued, management does not believe the ultimate resolution of these matters will have a material impact on the operating results, financial position or cash flows of the Fund.


RESULTS OF OPERATIONS

                         INVESTMENT INCOME AND EXPENSES

The Fund's investment income consists primarily of interest income earned from the various debt investments held by the Fund. The Fund also received dividend income during 1997 from the ENI Holding Corp. ("ENI") preferred stock, which was sold during 1997. Major expenses include professional fees, fund administration fees, investment advisory fees and administrative expenses.

                              1998 COMPARED TO 1997

The Fund's net investment income was $107,781 for the year ended December 31, 1998 on total investment income of $743,018 as compared to net investment income of $1,016,693 on total investment income of $1,646,796 for the prior year. Net investment income per limited partnership unit decreased from $.78 to $.08 and the ratio of net investment income to average net assets decreased from 5.69% to 0.84% for the year ended December 31, 1998 in comparison to the prior year.

Net investment income for the year ended December 31, 1998 decreased primarily as a result of a decrease in investment income in comparison to the prior year.

Investment income decreased $903,778, or 54.9%, for the year ended December 31, 1998 in comparison to the prior year. This decrease resulted primarily from (i) the prepayment of the Fund's Elgin National Industries, Inc. ("Elgin") subordinated debt investment during November 1997, (ii) the disposition of the ENI pre-


                         -----------------------------
                                   TWENTY-TWO

                        FIDUCIARY CAPITAL PARTNERS, L.P.
--------------------------------------------------------------------------------

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                 CONDITION AND RESULTS OF OPERATIONS (Continued)

ferred stock during November 1997, and (iii) the decision to stop accruing interest on the Fund's RBM subordinated debt investment effective during August 1998. The combined negative impact of these items was partially offset by increases in the amount of interest income earned on temporary investments and the various LMC debt investments.

Total expenses increased $5,134, or 0.8%, for the year ended December 31, 1998 in comparison to the prior year. This increase resulted primarily from increases in other expenses and Independent General Partner fees and expenses. These increases were substantially offset by a decrease in investment advisory fees and, to a lesser extent, by a small decrease in professional fees.

Other expenses increased during 1998 primarily as a result of insurance expense associated with a new liability insurance policy for the Fund's general partners that was initially purchased during September 1997.

Independent General Partner fees and expenses increased during 1998 primarily because one of the Fund's three Independent General Partners resigned during the fourth quarter of 1996 and was not replaced until the third quarter of 1997.

Investment advisory fees decreased during 1998 primarily as a result of (i) the repurchase of Units during November 1997 and 1998, (ii) the payment of quarterly cash distributions during 1998 that exceeded the Limited Partners' Preferred Return (as defined in the Fund's Partnership Agreement) and (iii) losses realized by the Fund during the second quarter of 1998 with respect to the MTI, Atlas and ARA investments. All three of these items decreased the amount of the Fund's available capital (as defined in the Fund's Partnership Agreement), which is the base with respect to which the investment advisory fees are calculated.

                              1997 Compared to 1996

The Fund's net investment income was $1,016,693 for the year ended December 31, 1997 on total investment income of $1,646,796 as compared to net investment income of $951,907 on total investment income of $1,600,487 for the prior year. Net investment income per limited partnership unit increased from $.68 to $.78, and the ratio of net investment income to average net assets increased from 4.19% to 5.69% for the year ended December 31, 1997 in comparison to the prior year.

Net investment income for the year ended December 31, 1997 increased 6.8% as a result of a small increase in investment income and a small decrease in total expenses. Net investment income per limited partnership unit increased 14.7%. The percentage increase in net investment income per limited partnership unit exceeded the percentage increase in net investment income because of a decrease in the weighted average number of limited partnership units outstanding, which resulted from the repurchase of Units by the Fund during both November 1996 and 1997.

Investment income increased $46,309, or 2.9%, for the year ended December 31, 1997 in comparison to the prior year. This increase resulted primarily from the receipt of the accumulated preferred stock dividends that were paid on the ENI preferred stock at the time of its disposition. The positive impact of the ENI dividend income was significantly offset by a decrease in interest income. A number of factors contributed to the decline in interest income, including (i) the decision to stop accruing interest on the Fund's Atlas subordinated debt investment effective April 1996, (ii) the prepayment of the Fund's Elgin subordinated debt investment during November 1997, and (iii) reduced amounts of temporary investments as a result of the Fund utilizing a portion of its cash reserves to fund the LMC follow-on investment and to repurchase Units during both November 1996 and 1997. The negative effect of these items was partially offset by the increase in interest income earned on the LMC follow-on investment.

Total expenses decreased $18,477, or 2.8%, for the year ended December 31, 1997 in comparison to the prior year. This decrease resulted primarily from decreases in investment advisory fees and other expenses. These decreases were partially offset by an increase in professional fees.

The investment advisory fees paid to FCM decreased during 1997, primarily as a result of the direct receipt by FCM of consulting fees from LMC, one of the Fund's portfolio companies during the first quarter of 1997 and as a result of the repurchase of Units during November 1996 and 1997. Pursuant to the terms of the Fund's investment advisory agreement with FCM, the investment advisory fees payable to FCM by the Fund are reduced by the amount of any fees that FCM receives directly from any of the Fund's portfolio companies. The repurchase of Units decreased the amount of the Fund's available capital (as defined in the Partnership Agreement) which is the base with respect to which the investment advisory fees are calculated.

Other expenses decreased during 1997 primarily as a result of consulting fees and expenses paid during 1996 in connection with the Canadian's bankruptcy proceedings.

Professional fees increased during 1997 primarily because of fees incurred in connection with the Fund's analysis of a proposal pursuant to which its Units would have been exchanged for shares in a newly formed Delaware Business Trust. FCM decided not to pursue this proposal.


                         -----------------------------
                                  TWENTY-THREE

                        FIDUCIARY CAPITAL PARTNERS, L.P.
--------------------------------------------------------------------------------

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                 CONDITION AND RESULTS OF OPERATIONS (CONTINUED)


                     NET REALIZED GAIN (LOSS) ON INVESTMENTS

The Fund realized net losses of $3,948,869 during the year ended December 31, 1996, net gains of $3,545,258 during the year ended December 31, 1997 and net losses of $3,008,930 during the year ended December 31, 1998.

During 1996, the Fund realized a gain from the sale of the Fund's Huntington investment and realized a loss on the Fund's Canadian's investment. The net realized gain for 1997 resulted from gains on the Fund's Neodata Corporation, Elgin, ENI and Huntington investments, including a prepayment premium, and an additional realized loss on the Fund's Canadian's investment.

The Fund owned an equity position in ARA (formerly known as Amity Leather Products Co.) since 1992. This equity position was acquired in connection with a subordinated debt investment, which ARA prepaid during 1994.

ARA reported significantly reduced earnings and cash flows from operations during 1997. During February 1998, ARA hired a crisis manager to assist it in addressing continuing significant declines in the company's sales and profits. The hiring of this crisis manager was precipitated by ARA's lenders, which notified ARA of defaults under its credit lines and demanded that ARA repay overadvances that were made during 1997. The Fund was notified that ARA was considering a number of options for solving these problems, including a possible bankruptcy filing and the sale of the company, or certain of its operations.

ARA filed for bankruptcy protection during March 1998. ARA's assets were liquidated at auction during May 1998, with the proceeds from the sale satisfying only a portion of ARA's debt. The $378,011 cost of the Fund's equity investment in ARA was written off as a realized loss during May 1998.

During June 1998, the Fund received $191,469 from the sale of its MTI common stock and warrants. The Fund recorded a realized loss of $96,461 from this sale.

The Fund's Huntington stock was sold for cash during February 1996. The Fund's share of the sales proceeds totaled $1,511,364, of which $1,320,711 was received during February 1996. The balance of the sales proceeds was held in escrow to pay various transaction expenses, to fund contingent purchase price adjustments and as collateral for potential claims of the buyer with respect to representations made by the selling shareholders, including the Fund. An agreement was reached with the buyer with regard to purchase price adjustments and other claims and the escrow accounts were liquidated during 1998. The Fund received distributions from the escrow accounts of $19,920, $81,429, $76,343 and $1,177 during September 1996, May 1997, June 1998 and August 1998, respectively. The Fund recognized realized gains of $1,236,821, $81,429 and $77,520 from this transaction during 1996, 1997 and 1998, respectively. The selling shareholders, including the Fund, could be required under certain of the seller's representations to reimburse the buyer for certain costs and expenses, even though the escrow accounts have been liquidated.

The companies that Atlas acquired during 1996 with the proceeds of the Fund's subordinated debt investment did not perform as well as expected. As a result, Atlas defaulted on certain financial covenants in its agreements with its senior lender and with the Fund. The senior lender, the Bank of New York, reacted to the covenant defaults by limiting Atlas' availability under its revolving credit facility and by instructing Atlas not to pay the quarterly interest payments that were due on the Fund's subordinated debt, beginning in July 1996.

During August 1996, Atlas entered into a letter of intent, under the terms of which some of the company's businesses would be sold for cash. During November 1996, the purchaser notified Atlas that it wanted to renegotiate the terms of the transaction, including a reduction in the purchase price. Atlas management was unable to reach a revised agreement with the purchaser and Atlas remained in default on its debt. On January 17, 1997, Atlas filed for Chapter 11 bankruptcy protection.

As a result of these developments, the Fund stopped accruing interest on its Atlas investment during April 1996 and recorded writedowns of $1,180,224 and $2,702,022 during 1996 and 1997, respectively, in the carrying value of the investment. The remaining carrying value of the Fund's Atlas investment as of December 31, 1997 was $2.

On June 3, 1998, the Fund exchanged its Atlas subordinated notes and warrants for 989,414 shares of common stock of WMI, an Atlanta, Georgia based waste management company. Pursuant to the terms of the agreement, the Fund is prohibited from selling its WMI common stock for 24 months. In addition, the Fund granted the entity acquiring the Fund's Atlas securities a call on the Fund's WMI common stock during the 24 month lock up period and a right of first refusal thereafter. The call price is $11.25 per share.

The WMI common stock, which trades on the NASDAQ Small Cap Market System ("WAST"), closed at $1.78 and $0.33 (an average of the closing bid and ask prices) on June 3, 1998 and December 31, 1998, respectively. Based on these prices, the



                         -----------------------------
                                   TWENTY-FOUR

                        FIDUCIARY CAPITAL PARTNERS, L.P.
--------------------------------------------------------------------------------

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                 CONDITION AND RESULTS OF OPERATIONS (Continued)

Fund's WMI had trading values of $1,761,157 on the date of the exchange (June 3, 1998) and $326,507 on December 31, 1998. However, due to a number of factors, including the speculative nature of the WMI stock, the two year lock up period and the relative size of the Fund's stock position versus the daily trading volume, FCM has decided to carry the WMI stock at the same nominal value that the Atlas securities were previously carried by the Fund. The 52-week low for the WMI common stock is $0.16 per share.

The Fund recorded a realized loss of $2,560,453 on the exchange, which is equal to the amount of the loss which the Fund claimed for income tax purposes from the disposition of the Atlas securities. The $1,321,794 balance of the unrealized loss previously recorded by the Fund with respect to the Atlas securities continues to be carried by the Fund as an unrealized loss.

The Fund incurred approximately $50,000 of realized losses during the year ended December 31, 1998 as a result of adjustments relating to certain previously held investments.

                    NET UNREALIZED GAIN (LOSS) ON INVESTMENTS

FCM values the Fund's portfolio investments on a weekly basis utilizing a variety of methods. For securities that are publicly traded and for which market quotations are available, valuations are set by the closing sales, or an average of the closing bid and ask prices, as of the valuation date.

Fair value for securities that are not traded in any liquid public markets or that are privately held are determined pursuant to valuation policies and procedures that have been approved by the Independent General Partners and subject to their supervision. There is a range of values that are reasonable for such investments at any particular time. Each such investment is valued initially based upon its original cost to the Fund ("cost method"). The cost method is used until significant developments affecting the portfolio company provide a basis for use of an appraisal valuation. Appraisal valuations are based upon such factors as the portfolio company's earnings, cash flow and net worth, the market prices for similar securities of comparable companies and an assessment of the portfolio company's future financial prospects. In a case of unsuccessful operations, the appraisal may be based upon liquidation value. Appraisal valuations are necessarily subjective. The Fund also may use, when available, third-party transactions in a portfolio company's securities as the basis of valuation ("private market method"). The private market method will be used only with respect to completed transactions or firm offers made by sophisticated, independent investors.

Prior to 1996, the Fund had recorded cumulative net unrealized loss on investments of $3,275,329. During 1996, the Fund recorded $94,187 of unrealized gain and $1,344,097 of unrealized loss on investments. In addition, the Fund disposed of investments during 1996 with respect to which the Fund had recorded $3,841,121 of net unrealized loss during prior years. Therefore, at December 31, 1996, the Fund had net unrealized loss on investments of $684,118.

During 1997, the Fund recorded $11,869 of unrealized gain and $3,976,377 of unrealized loss on investments. In addition, the Fund disposed of investments during 1997 with respect to which the Fund had recorded $105,369 of net unrealized loss during prior years. Therefore, at December 31, 1997, the Fund had net unrealized loss on investments of $4,543,257.

The net decrease in unrealized loss on investments during 1998 and the cumulative net unrealized loss on investments at December 31, 1998, consisted of the following components:

                                       NET CHANGES      NET UNREALIZED
                                      IN UNREALIZED       GAIN (LOSS)
                                       GAIN (LOSS)      RECORDED AS OF
PORTFOLIO INVESTMENT                   DURING 1998     DECEMBER 31, 1998
                                     ----------------  -----------------
Unrealized net loss recorded
   during prior years with
   respect to investments
   disposed of during 1998           $     4,214,940   $             --
KEMET                                       (220,059)           309,704
LMC                                               --           (858,080)
RBM                                         (753,634)          (753,634)
WMI                                       (1,321,794)        (1,321,794)
                                     ----------------  -----------------
                                     $    (1,919,453)  $     (2,623,804)
                                     ================  =================

KEMET completed an IPO of its common stock during 1992. The stock, which trades on the NASDAQ National Market System, closed at $11.4375 (an average of the closing bid and ask prices) on December 31, 1998. This price is down from the closing price of $19.3125 on December 31, 1997. Based on the $11.4375 closing trading price of the common stock, the 27,944 shares of common stock that the Fund held at December 31, 1998 had a market value of $319,609.

LMC experienced significant operating problems after the Fund acquired its LMC investment during 1994 and the Fund was involved in a restructuring of its LMC investment during 1995. In the restructuring, the Fund's existing LMC subordinated debt and warrants were converted into preferred stock and the Fund purchased $545,600 of new common stock.
As a result of LMC's


                         -----------------------------
                                  TWENTY-FIVE

                        FIDUCIARY CAPITAL PARTNERS, L.P.
--------------------------------------------------------------------------------

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                 CONDITION AND RESULTS OF OPERATIONS (CONTINUED)


operational difficulties and the fact that the Fund's investment was converted from debt securities to equity securities, the Fund wrote its LMC investment down by $540,800 during 1995.

LMC has a defined contribution plan (the "Plan"), which was closed during 1995. The current and previous trustees of the Plan failed to assure that the Plan was properly funded. In order to rectify this problem, LMC has made demands on the current and previous trustees of the Plan and the previous controlling shareholders that these parties make the necessary payments to the Plan. LMC has filed suit against the current trustee, whose wholly-owned company currently owns approximately 9% of LMC's common stock, and expects to prevail in this litigation, although there can be no assurance that this will be the case.

The Internal Revenue Service ("IRS") performed an audit on the Plan during 1998, in which it reviewed certain of the years with respect to which the Plan was not properly funded. At the conclusion of their audit, the IRS notified LMC that it had determined the underfunding for the years reviewed to be $243,385. The IRS also imposed a penalty of $12,362, which LMC has paid. LMC is currently in discussions with the IRS concerning how and when the $243,385 assessment, and the related interest, must be paid. If LMC is required to make the payments prior to resolution of the litigation with the current trustee of the Plan, it will have a negative impact on LMC's working capital availability. In addition, it is possible that additional assessments could be made in the future for underfundings of the Plan with respect to earlier years.

As a result of this matter and its potential impact on LMC, the Fund recorded an additional $317,280 write down in the value of its LMC investment during 1997. On a cumulative basis, as of December 31, 1998, the Fund's LMC investment has been written down in value by $858,080. The Fund and LMC's other stockholders made follow-on investments in LMC during 1996, 1997 and 1998 in order to provide LMC with working capital required to fund significant continuing operating losses, develop a new product, finance the downpayment on and move to a new facility and to purchase capital equipment needed to modernize the company's production operations.

RBM had a record year for fiscal 1998, with sales of approximately $30 million and EBITDA of approximately $2.7 million. However, these sales were achieved primarily through one contract with Digital Equipment Corporation ("DEC"). During August 1998, RBM notified the Fund that anticipated sales to DEC and other large customers were expected to decline significantly in the upcoming year. Of particular concern were sales to DEC, which has been acquired by Compaq Computer Corp. As a result of the expected decline in sales, RBM began the process of restructuring its debt, including the subordinated debt held by the Fund. The Fund received the quarterly interest payment that was due from RBM on August 24, 1998. The interest payment that was due during November 1998 was deferred and subsequently converted to equity pursuant to the restructuring described below.

During December 1998, RBM and its lenders completed a restructuring under which a new senior lender, Norwest Business Credit, replaced Bank of America. As part of this transaction, RBM's equity sponsor contributed additional equity to the company and the subordinated lenders, including the Fund, agreed to accept shares of RBM's common stock as payment for the next three quarterly interest payments beginning with the payment that was due during November 1998. As a consequence, the Fund's ownership of RBM, on a fully-diluted basis, increased from 6.6% to 8.1%, assuming exercise of its warrants. The restructuring was designed to provide RBM with a period of time in which to secure additional customers and return to a more stable financial position under which RBM could meet its interest obligations to its creditors, including the Fund. Cash receipts from interest income to the Fund are expected to decrease as a result of the restructuring.

As a result of these developments, the Fund stopped accruing interest on its RBM subordinated debt effective August 24, 1998. In addition, the Fund recorded aggregate writedowns of $753,634 relating to RBM during the year ended December 31, 1998.

See "Net Realized Gain (Loss) on Investments" for a discussion of the unrealized loss on the Fund's WMI stock investment.

FCM continually monitors both the Fund's portfolio companies and the markets, and continually evaluates the decision to hold or sell its traded securities.

READINESS FOR YEAR 2000

FCM has completed a review of the accounting and other information systems that are currently being utilized by FCM and the Fund with regard to Year 2000 issues. This review involved both actual tests of parts of the information systems that were conducted by third party consultants and representations received from various software vendors. FCM believes that all of these systems are Year 2000 compliant. All of the costs associated with this review were paid by FCM.

FCM also corresponded with appropriate third parties, such as the Fund's custodian and transfer agent, concerning whether their information systems are Year 2000 compliant. These third parties have represented that their information systems are either currently Year 2000 compliant or that they have identified the scope of



                         -----------------------------
                                   TWENTY-SIX

                        FIDUCIARY CAPITAL PARTNERS, L.P.
--------------------------------------------------------------------------------

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                 CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

required upgrades or changes to their information systems that are needed and that they have a plan in place to complete these upgrades on a timely basis.

As a result of the above discussion review, Year 2000 issues are not expected to have any material adverse effects on the Fund's results of operations or financial condition.

INFLATION AND CHANGING PRICES

Inflation has had no material impact on the operations or financial condition of the Fund from inception through December 31, 1998. However, inflation and changing prices, in addition to other factors, may effect the value and the eventual selling price of the Fund's remaining investments.



                         -----------------------------
                                  TWENTY-SEVEN

                        FIDUCIARY CAPITAL PARTNERS, L.P.
--------------------------------------------------------------------------------

                                FUND INFORMATION


FIDUCIARY CAPITAL PARTNERS, L.P.
410 17th Street, Suite 400
Denver, Colorado 80202
(800) 866-7607


MANAGING GENERAL PARTNER
FCM Fiduciary Capital Management Company


AUDITORS
Arthur Andersen LLP
Denver, Colorado


LEGAL COUNSEL
Dorsey & Whitney LLP
Denver, Colorado


TRANSFER AGENT
GEMISYS Corporation
Englewood, Colorado


A copy of the Annual Report on
Form 10-K, as filed with the
Securities and Exchange Commission,
will be furnished without charge to
Limited Partners upon request. A copy
can also be obtained from the SEC's
EDGAR Database on the World Wide
Web at: http://www.sec.gov/edgarhp.htm.


                         -----------------------------
                                  TWENTY-EIGHT

                        FIDUCIARY CAPITAL PARTNERS, L.P.
                 ----------------------------------------------












                           ---------------------------
                              FIRST QUARTER REPORT
                                      1999

                        FIDUCIARY CAPITAL PARTNERS, L.P.


                             SCHEDULE OF INVESTMENTS



March 31, 1999 (unaudited)

PRINCIPAL
AMOUNT/                                 INVESTMENT    AMORTIZED              % OF TOTAL
SHARES           INVESTMENT                DATE         COST       VALUE    INVESTMENTS
-------          ----------             ----------   ---------- ----------  -----------

Managed Companies:


27,944 sh.    KEMET Corporation,
              Common Stock(1)*           07/11/91    $    9,905 $  320,483
                                         --------    ---------- ----------      ----
                                                          9,905    320,483       3.1%
                                         --------    ---------- ----------      ----
$1,967,040    LMC Corporation, 12.00%
              Senior Subordinated        11/01/96
              Revolving Notes             through
              due 10/31/00               01/13/99     1,967,040  1,967,040
$453,200      LMC Corporation, 12.00%
              Senior Subordinated        2/11/99
              Revolving Notes            through
              due 10/1/99 (Note 5)       03/01/99       453,200    453,200
260,400 sh.   LMC~Corporation, 7.00%
              Cumulative Redeemable
              Preferred Stock*           06/10/94     2,596,621  2,596,621
5,523,500 sh. LMC~Corporation,           02/09/96
              Common Stock*              through
                                         08/05/98     3,034,549  2,176,469
52.08 sh.     LMC~Credit Corp.,
              Common Stock*              02/09/96             1          1
                                         --------    ---------- ----------      ----
                                                      8,051,411  7,193,331      69.9
                                         --------    ---------- ----------      ----
$1,460,000    R.B.M. Precision Metal
              Products, Inc., 13.00%
              Senior Subordinated
              Secured Notes due
              5/24/02(2)                 05/24/95     1,400,680    730,000
14,265.6 sh.  R.B.M. Precision Metal
              Products, Inc., Warrants to
              Purchase Common Stock*     05/24/95        82,955          1
14,392 sh.    R.B.M. Precision Metal
              Products, Inc., Common
              Stock*                     12/09/98             1          1

                                                      1,483,636    730,002       7.1
                                         --------    ---------- ----------      ----
   Total Investments in Managed
     Companies (82.7% of net assets)                  9,544,952  8,243,816      80.1
                                         --------    ---------- ----------      ----

 The accompanying notes to financial statements are an integral part of this schedule.


                                   ----------

                                       ONE

                        FIDUCIARY CAPITAL PARTNERS, L.P.

MARCH 31, 1999 (UNAUDITED)

PRINCIPAL
AMOUNT/                               INVESTMENT   AMORTIZED                 % OF TOTAL
SHARES       INVESTMENT                  DATE        COST           VALUE   INVESTMENTS
---------    ----------               ----------   ---------        -----   -----------
NON-MANAGED COMPANY:

989,414 sh.  WasteMasters, Inc.,
             Common Stock(3)*          06/03/98    1,321,795              1
                                       --------  -----------    -----------   -----
   Total Investment in
     Non-Managed Company
     (0.0% of net assets)                          1,321,795              1     0.0
                                                 -----------    -----------   -----
TEMPORARY INVESTMENTS:

$2,050,000   American Express
             Credit Corp., 4.61%
             Notes due 4/5/99          03/22/99    2,048,952      2,048,952
                                       --------  -----------    -----------   -----
   Total Temporary Investments
     (20.5% of net assets)                         2,048,952      2,048,952    19.9
                                                 -----------    -----------   -----
   Total Investments (103.2% of net assets)      $12,915,699    $10,292,769   100.0%
                                                 -----------    -----------   -----
(1)  The KEMET Corporation common stock trades on the NASDAQ National Market
     System.
(2)  The notes will amortize in three equal annual installments of $486,667 commencing on May 24, 2000.
(3)  The WasteMasters, Inc. common stock, which trades on the NASDAQ Small Cap
     System, is subject to a 24 month lock up period, a call option and a right of first refusal.
*    Non-income producing security.



 The accompanying notes to financial statements are an integral part of this schedule.

                              --------------------

                                       TWO

                        FIDUCIARY CAPITAL PARTNERS, L.P.

                                 BALANCE SHEETS


MARCH 31, 1999 AND DECEMBER 31, 1998 (UNAUDITED)

                                                        1999                 1998
                                                    ------------         ------------
ASSETS:
  Investments:
    Portfolio investments, at value:
      Managed companies (amortized cost-
        $9,544,952 and $9,037,112,
        respectively)                               $  8,243,816         $  7,735,102
    Non-managed company (amortized cost-
      $1,321,795)                                              1                    1
    Temporary investments, at amortized cost           2,048,952            2,546,274
                                                    ------------         ------------
       Total investments                              10,292,769           10,281,377
  Cash and cash equivalents                              512,042              837,202
  Accrued interest receivable                             67,475              103,233
  Other assets                                            15,251               31,859
                                                    ------------         ------------
    Total assets                                    $ 10,887,537         $ 11,253,671
                                                    ============         ============

LIABILITIES:
  Payable to affiliates (Notes 2, 3 and 4)          $     42,116         $     31,197
  Accounts payable and accrued liabilities               535,888              539,360
  Distributions payable to partners                      336,271              336,271
                                                    ------------         ------------
    Total liabilities                                    914,275              906,828
                                                    ============         ============

COMMITMENTS AND CONTINGENCIES (NOTE 5)

NET ASSETS:
  Managing General Partner                              (210,746)            (207,011)
 Limited Partners (equivalent to $9.18
  and $9.51, respectively, per limited
  partnership unit based on 1,109,694
  units outstanding)                                  10,184,008           10,553,854
                                                    ------------         ------------
    Net assets                                         9,973,262           10,346,843
                                                    ------------         ------------
       Total liabilities and net assets             $ 10,887,537         $ 11,253,671
                                                    ============         ============



 The accompanying notes to financial statements are an integral part of these financial statements.

                               -----------------

                                      THREE

                        FIDUCIARY CAPITAL PARTNERS, L.P.

                            STATEMENTS OF OPERATIONS


FOR THE THREE MONTHS ENDED MARCH 31, 1999 AND 1998 (UNAUDITED)

                                                  1999              1998
                                               ---------         ---------
INVESTMENT INCOME:

  Income:

     Interest                                  $  99,690         $ 245,939
                                               ---------         ---------
       Total investment income                    99,690           245,939
                                               =========         =========
  Expenses:
    Fund administration fees (Note 3)             35,843            35,843
    Independent General Partner fees
       and expenses (Note 4)                      24,943            21,277
     Investment advisory fees (Note 2)            24,275            35,765
     Administrative expenses (Note 3)             20,276            20,276
     Professional fees                            13,113            88,479
     Other expenses                               19,424            15,108
                                               ---------         ---------
       Total expenses                            137,874           216,748
                                               ---------         ---------
NET INVESTMENT (LOSS) INCOME                     (38,184)           29,191
                                               =========         =========
REALIZED AND UNREALIZED
  LOSS ON INVESTMENTS:
     Net realized loss on investments               --             (12,881)
     Net change in unrealized loss
       on investments                                874          (184,807)
                                               ---------         ---------
         Net gain (loss) on investments              874          (197,688)
                                               ---------         ---------
NET DECREASE IN NET ASSETS
  RESULTING FROM OPERATIONS                    $ (37,310)        $(168,497)
                                               =========         =========


 The accompanying notes to financial statements are an integral part of these financial statements.


                               ------------------

                                      FOUR

                        FIDUCIARY CAPITAL PARTNERS, L.P.

                            STATEMENTS OF CASH FLOWS


FOR THE THREE MONTHS ENDED MARCH 31, 1999 AND 1998 (UNAUDITED)

                                                                   1999                 1998
                                                                -----------         -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net decrease in net assets
     resulting from operations                                  $   (37,310)        $  (168,497)
   Adjustments to reconcile net decrease in net
     assets resulting from operations to net
     cash provided by operating activities:
        Accreted discount on portfolio investments                     --                (4,700)
        Change in assets and liabilities:
           Accrued interest receivable                               35,758              (4,472)
           Other assets                                              16,608               4,944
           Payable to affiliates                                     10,919              36,765
           Accounts payable and accrued liabilities                  (3,472)             32,848
Net realized loss on investments                                       --                12,881
Net change in unrealized loss
           on investments                                              (874)            184,807
                                                                -----------         -----------
              Net cash provided by operating activities              21,629              94,576
                                                                -----------         -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
   Purchase of portfolio investments                               (507,840)           (551,000)
   Sale of temporary investments, net                               497,322           1,709,902
                                                                -----------         -----------
     Net cash (used in) provided by investing activities            (10,518)          1,158,902
                                                                -----------         -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
   Cash distributions paid to partners                             (336,271)         (1,213,701)
                                                                -----------         -----------
     Net cash used in financing activities                         (336,271)         (1,213,701)
                                                                -----------         -----------
Net (Decrease) Increase in Cash and Cash Equivalents               (325,160)             39,777
Cash and Cash Equivalents at Beginning of Period                    837,202             263,694
                                                                -----------         -----------
Cash and Cash Equivalents at End of Period                      $   512,042         $   303,471
                                                                ===========         ===========


The accompanying notes to financial statements are an integral part of these financial statements.

                               -----------------


                                      FIVE

                        FIDUCIARY CAPITAL PARTNERS, L.P.


                       STATEMENTS OF CHANGES IN NET ASSETS


For the three months ended March 31, 1999 and for the year ended December 31, 1998 (unaudited)

                                                                   1999                 1998
                                                               ------------         ------------
Increase in net assets resulting from operations:
   Net investment (loss) income                                $    (38,184)        $    107,781
   Net realized loss on investments                                    --             (3,008,930)
   Net change in unrealized loss on investments                         874            1,919,453
                                                               ------------         ------------
     Net decrease in net assets
       resulting from operations                                    (37,310)            (981,696)
Repurchase of limited partnership units                                --               (893,895)
Distributions to partners from-
   Net investment income                                               --               (129,001)
   Realized gain on investments                                        --             (1,742,647)
   Return of capital                                               (336,271)          (1,363,193)
                                                               ------------         ------------
     Total decrease in net assets                                  (373,581)          (5,110,432)
Net assets:
   Beginning of period                                           10,346,843           15,457,275
                                                               ------------         ------------
   End of period (including no undistributed
     net investment income)                                    $  9,973,262         $ 10,346,843
                                                               ============         ============

The accompanying notes to financial statements are an integral part of these financial statements.


                              -------------------

                                       SIX

                        FIDUCIARY CAPITAL PARTNERS, L.P.


                       SELECTED PER UNIT DATA AND RATIOS
                                  (unaudited)


For the three months ended March 31, 1999 and 1998 (unaudited)

                                                     1999                   1998
                                                -------------          -------------
Per Unit Data:
   Investment income                            $         .09          $         .20
   Expenses                                              (.12)                  (.18)
                                                -------------          -------------
     Net investment (loss) income                        (.03)                   .02
   Net realized loss on
      investments                                        --                     (.01)
   Net change in unrealized
     loss on investments                                 --                     (.15)
   Distributions declared to partners                    (.30)                 (1.09)
                                                -------------          -------------
     Net decrease in net asset value                     (.33)                 (1.23)
       Net asset value:
         Beginning of period                             9.51                  12.91
                                                -------------          -------------
         End of period                          $        9.18          $       11.68
                                                =============          =============
Ratios (annualized):
   Ratio of expenses to average
     net assets                                          5.43%                  5.89%
   Ratio of net investment (loss) income
     to average net assets                              (1.50)%                 0.79%
Number of limited partnership
   units at end of period                           1,109,694              1,201,564


The accompanying notes to financial statements are an integral part of these selected per unit data and ratios.




                               ------------------

                                      SEVEN

                        FIDUCIARY CAPITAL PARTNERS, L.P.

                          NOTES TO FINANCIAL STATEMENTS

March 31, 1999 (unaudited)

1.   General

The accompanying unaudited interim financial statements include all adjustments (consisting solely of normal recurring adjustments) which are, in the opinion of FCM Fiduciary Capital Management Company ("FCM"), the Managing General Partner of Fiduciary Capital Partners, L.P. (the "Fund"), necessary to fairly present the financial position of the Fund as of March 31, 1999 and the results of its operations, changes in net assets and its cash flows for the period then ended.

These financial statements should be read in conjunction with the Significant Accounting Policies and other Notes to Financial Statements included in the Fund's annual audited financial statements for the year ended December 31, 1998.


2.   Investment Advisory Fees

As compensation for its services as investment adviser, FCM receives a subordinated monthly fee at the annual rate of 1% of the Fund's available capital, as defined in the Partnership Agreement. Investment advisory fees of $24,275 were paid by the Fund for the three months ended March 31, 1999.


3.   Fund Administration Fees

As compensation for its services as fund administrator, FCM receives a monthly fee at the annual rate of 0.45% of net proceeds available for investment, as defined in the Partnership Agreement. Fund administration fees of $35,843 were paid by the Fund for the three months ended March 31, 1999. FCM is also reimbursed, subject to various limitations, for administrative expenses incurred in providing accounting and investor services to the Fund. The Fund reimbursed FCM for administrative expenses of $20,276 for the three months ended March 31, 1999.


4.   Independent General Partner Fees and Expenses

As compensation for services rendered to the Fund, each of the Independent General Partners receives from the Fund and Fiduciary Capital Pension Partners, L.P., an affiliated fund, (collectively, the "Funds") an annual fee of $30,000, payable monthly in arrears, together with all out-of-pocket expenses. Each Fund's allocation of these fees and expenses is based on the relative number of outstanding Units. Fees and expenses paid by the Fund for the three months ended March 31, 1999 totaled $24,943.


                               ------------------

                                      EIGHT

                        FIDUCIARY CAPITAL PARTNERS, L.P.

5.   Commitments and Contingencies

LMC Commitment LMC is entitled to draw down a total of $849,750 pursuant to the terms of the Senior Subordinated Revolving Notes due October 1, 1999, which are held by the Fund. As of March 31, 1999, LMC had drawn down $453,200. An additional $67,980 was drawn down during May 1999.





                               -----------------

                                      NINE

                        FIDUCIARY CAPITAL PARTNERS, L.P.


                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                       FINANCIAL CONDITION AND RESULTS OF
                                   OPERATIONS


The following discussion should be read in conjunction with the Fund's unaudited Financial Statements and the Notes thereto. This report contains, in addition to historical information, forward-looking statements that include risks and other uncertainties. The Fund's actual results may differ materially from those anticipated in these forward-looking statements. While the Fund can not always predict what factors would cause actual results to differ materially from those indicated by the forward-looking statements, factors that might cause such a difference include general economic and business conditions, competition and other factors discussed elsewhere in this report. Readers are urged to consider statements that include the terms "believes", "expects", "plans", "anticipates", "intends" or the like to be uncertain and forward-looking. The Fund undertakes no obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of anticipated or unanticipated events.

Liquidity and Capital Resources

As of March 31, 1999, the Fund held portfolio investments in three Managed Companies and one Non-Managed Company, with an aggregate original cost of approximately $10.9 million. The value of these portfolio investments, which were made from net offering proceeds and the reinvestment of proceeds from the sale of other portfolio investments, represents approximately 82.7% of the Fund's net assets. When acquired, these portfolio investments generally consisted of high-yield subordinated debt, linked with an equity participation or a comparable participation feature in middle market companies. These securities were typically issued in private placement transactions and were subject to certain restrictions on transfer or sale, thereby limiting their liquidity. A number of the portfolio companies have prepaid their subordinated debt that the Fund held. In addition, three of the portfolio companies have successfully completed initial public offerings ("IPOs") of their stock. The Fund has sold the stock it held in these three companies, except for a portion of its KEMET Corporation ("KEMET") stock.

As of March 31, 1999, the Fund's remaining assets were invested in short-term commercial paper. These funds are available to fund the annual repurchase offer, to fund follow-on investments in existing portfolio companies, to pay Fund expenses and for distribution to the partners.

The Fund's investment period ended on December 31, 1995. Although the Fund has been permitted to make additional investments in existing portfolio companies since 1995, the Fund is no longer permitted to acquire investments in new portfolio companies. Consequently, the Fund has been in a liquidation mode. Since the middle of 1997, the Fund has liquidated a significant percentage of its investments and has distributed approximately $5.33 per Unit to the Limited Partners, with the cash coming


                               ------------------

                                       TEN

                        FIDUCIARY CAPITAL PARTNERS, L.P.
--------------------------------------------------------------------------------


primarily from the liquidation of these investments. The Fund presently has only four remaining investments in portfolio companies, which are expected to generate only limited amounts of interest income for the Fund during 1999 and future years.

Pursuant to the terms of the Fund's periodic unit repurchase policy, the Fund has annually offered to purchase from its Limited Partners, up to 7.5% of its outstanding Units for an amount equal to the current net asset value per Unit, net of a fee (not to exceed 2%) to be retained by the Fund to offset expenses incurred in connection with the repurchase offer. If the number of tendered Units in any year exceeds 7.5% of the outstanding Units, the Fund's General Partners may vote to repurchase up to an additional 2% of the outstanding Units.

As a result of the liquidation of a major portion of the Fund's investments, the Fund is not expected to have sufficient liquidity to continue to (i) fund quarterly cash distributions, (ii) fund the annual repurchase offer, and (iii) pay its operating expenses. Accordingly, the General Partners are presently considering a number of alternative actions through which the Fund could be liquidated during 1999 or 2000. Once a plan of liquidation is adopted, the General Partners will follow the requisite regulatory procedures required to liquidate the Fund. These procedures are expected to include requesting Limited Partner approval of the liquidation plan through a proxy solicitation, which should commence in July.

During February 1999, the Fund agreed to purchase $849,750 of LMC's Senior Subordinated Revolving Notes due October 1, 1999. $453,200 of this investment was funded during February and March 1999.

Accrued interest receivable decreased $35,758 from $103,233 at December 31, 1998 to $67,475 at March 31, 1999. This decrease resulted primarily from the fact that the quarterly interest payment that was due on the LMC Corporation ("LMC") notes on October 1, 1998 was not received by the Fund until January 1999. The impact of the past due status of this LMC interest payment at December 31, 1998 was partially offset by interest income earned during the three months ended March 31, 1999 on the LMC follow-on investments that were acquired during 1998 and 1999.

Other assets decreased $16,608 from $31,859 at December 31, 1998 to $15,251 at March 31, 1999. This decrease resulted from decreases in both prepaid insurance and deposits.

During the three months ended March 31, 1999, the Fund paid a cash distribution pertaining to the fourth quarter of 1998, in the amount of $336,271, or $0.30 per Unit. The distribution for the first quarter of 1999 will be paid on May 14, 1999 at a rate of $0.30 per Unit for all Limited Partners. The Fund currently expects to make a $0.30 per Unit distribution for the second quarter on or about August 13, 1999. The Fund's ability to continue to pay quarterly distributions after the second quarter of 1999 is uncertain at this time. The distribution question will be addressed on a quarterly basis, and will involve the consideration of a number of issues, including the status of the proposed


                              -------------------

                                     ELEVEN

                        FIDUCIARY CAPITAL PARTNERS, L.P.
--------------------------------------------------------------------------------
proxy vote. A significant portion of the 1999 distributions are expected to constitute a return of capital.


RESULTS OF OPERATIONS

                         Investment Income and Expenses

The Fund's net investment loss was $(38,184) for the three months ended March 31, 1999 as compared to net investment income of $29,191 for the corresponding period of the prior year. Net investment income (loss) per limited partnership unit decreased from $.02 to $(.03) and the ratio of net investment income (loss) to average net assets decreased from 0.79% to (1.50)% for the three months ended March 31, 1999 as compared to the corresponding period of the prior year.

Net investment income (loss) for the three months ended March 31, 1999 decreased primarily as a result of a decrease in investment income as compared to the corresponding period of the prior year. The impact of the decrease in investment income was partially offset by a decrease in total expenses.

Investment income decreased $146,249, or 59.5%, for the three months ended March 31, 1999, as compared to the corresponding period of the prior year. This decrease resulted primarily from the decision to stop accruing interest on the Fund's RBM Precision Metal Products, Inc. ("RBM") subordinated debt investment effective during August 1998 and a decrease in the amount of the Fund's temporary investments. The amount of the Fund's temporary investments decreased because of (i) the significant cash distributions made by the Fund during 1998,
(ii) purchases of additional LMC follow-on investments, and (iii) the Fund's repurchase of 7.65% of its Units during the fourth quarter of 1998. The negative effect of these items was partially offset by an increase in interest income earned on the LMC follow-on investments that were acquired during 1998 and 1999.

Total expenses decreased $78,874, or 36.4%, for the three months ended March 31, 1999, as compared to the corresponding period of the prior year. This decrease resulted primarily from decreases in professional fees and investment advisory fees. These decreases were partially offset by smaller increases in Independent General Partner fees and expenses and other expenses.

Professional fees decreased during the three months ended March 31, 1999 as compared to the corresponding period of the prior year, primarily because of fees incurred during the prior year in connection with LMC related litigation.

The investment advisory fees decreased during the three months ended March 31, 1999, as compared to the corresponding period of the prior year, primarily as a result of (i) the repurchase of Units during the fourth quarter of 1998, (ii) the payment of quarterly cash distributions during 1998 that exceeded the Limited Partners' Preferred Returns (as


                              -------------------

                                     TWELVE

                        FIDUCIARY CAPITAL PARTNERS, L.P.
-------------------------------------------------------------------------------

defined in the Fund's Partnership Agreement), and (iii) losses realized by the Fund during the second quarter of 1998 with respect to the Mobile Technology, Inc., Atlas Environmental, Inc. ("Atlas") and AR Accessories Group, Inc. portfolio investments. All three of these items decreased the amount of the Fund's available capital (as defined in the Partnership Agreement), which is the base with respect to which the investment advisory fees are calculated.

                    NET UNREALIZED GAIN (LOSS) ON INVESTMENTS

FCM values the Fund's portfolio investments on a weekly basis utilizing a variety of methods. For securities that are publicly traded and for which market quotations are available, valuations are set by the closing sales or an average of the closing bid and ask prices, as of the valuation date.

Fair value for securities that are not traded in any liquid public markets or that are privately held are determined pursuant to valuation policies and procedures that have been approved by the Independent General Partners and subject to their supervision. There is a range of values that are reasonable for such investments at any particular time. Each such investment is valued initially based upon its original cost to the Fund ("cost method"). The cost method is used until significant developments affecting the portfolio company provide a basis for use of an appraisal valuation. Appraisal valuations are based upon such factors as the portfolio company's earnings, cash flow and net worth, the market prices for similar securities of comparable companies and an assessment of the portfolio company's future financial prospects. In a case of unsuccessful operations, the appraisal may be based upon liquidation value. Appraisal valuations are necessarily subjective. The Fund also may use, when available, third-party transactions in a portfolio company's securities as the basis of valuation ("private market method"). The private market method is used only with respect to completed transactions or firm offers made by sophisticated, independent investors.

As of December 31, 1998, the Fund had recorded $309,704 of unrealized gain and $2,933,508 of unrealized loss on investments. Therefore, as of December 31, 1998, the Fund had recorded a total net unrealized loss on investments of $2,623,804.

The decrease in unrealized loss on investments during the three months ended March 31, 1999 and the cumulative net unrealized loss on investments as of March 31, 1999 consisted of the following components:


                              -------------------

                                    THIRTEEN

                        FIDUCIARY CAPITAL PARTNERS, L.P.
--------------------------------------------------------------------------------

                                      Net Changes in
                                  Unrealized Gain (Loss)        Net Unrealized
                                     During the Three             Gain (Loss)
                                       Months Ended             Recorded As of
     Portfolio Company                March 31, 1999            March 31, 1999
     -----------------            ----------------------      -----------------
KEMET                                        $874               $    310,578
LMC                                             -                   (858,080)
RBM                                             -                   (753,634)
WMI                                             -                 (1,321,794)
                                             ----               ------------
                                             $874               $ (2,622,930)
                                             ====               ============

KEMET completed an IPO of its common stock during 1992. The stock, which trades on the NASDAQ National Market System, closed at $11.46875 (an average of the closing bid and ask prices) on March 31, 1999. This price is up slightly from the closing price of $11.4375 on December 31, 1998. Based on the $11.46875 closing trading price of the common stock, the 27,944 shares of common stock that the Fund held at March 31, 1999, had a market value of $320,483.

LMC experienced significant operating problems after the Fund acquired its LMC investment during 1994 and the Fund was involved in a restructuring of its LMC investment during 1995. In the restructuring, the Fund's then existing LMC subordinated debt and warrants were converted into preferred stock and the Fund purchased $545,600 of new common stock. As a result of LMC's operational difficulties and the fact that the Fund's investment was converted from debt securities to equity securities, the Fund wrote its LMC investment down by $540,800 during 1995.

LMC has a defined contribution plan (the "Plan"), which was closed during 1995. The current and previous trustees of the Plan failed to assure that the Plan was properly funded. In order to rectify this problem, LMC has made demands on the current and previous trustees of the Plan and the previous controlling shareholders that these parties make the necessary payments to the Plan. LMC has filed suit against the current trustee, whose wholly-owned company currently owns approximately 9% of LMC's common stock, and expects to prevail in this litigation, although there can be no assurance that this will be the case.

The Internal Revenue Service ("IRS") performed an audit on the Plan during 1998, in which it reviewed certain of the years with respect to which the Plan was not properly funded. At the conclusion of their audit, the IRS notified LMC that it had determined the underfunding for the years reviewed to be $243,385. The IRS also imposed a penalty of $12,362, which LMC has paid. LMC is currently in discussions with the IRS concerning how and when the $243,385 assessment, and the related interest, must be paid. If LMC is required to make the payments prior to resolution of the litigation with the current trustee of the Plan, it will have a negative impact on LMC's working capital availability. In addition, it is possible that additional assessments could be made in the future for


                               -----------------

                                    FOURTEEN

                        FIDUCIARY CAPITAL PARTNERS, L.P.
--------------------------------------------------------------------------------

underfundings of the Plan with respect to earlier years.

As a result of this matter and its potential impact on LMC, the Fund recorded an additional $317,280 write down in the value of its LMC investment during 1997. On a cumulative basis, as of March 31, 1999, the Fund's LMC investment has been written down in value by $858,080. The Fund and LMC's other stockholders made follow-on investments in LMC during 1996, 1997, 1998 and 1999 in order to provide LMC with working capital required to fund significant continuing operating losses, develop a new product, finance the downpayment on and move to a new facility and to purchase capital equipment needed to modernize the company's production operations.

RBM had a record year for fiscal 1998, with sales of approximately $30 million and EBITDA of approximately $2.7 million. However, these sales were achieved primarily through one contract with Digital Equipment Corporation ("DEC"). During August 1998, RBM notified the Fund that anticipated sales to DEC and other large customers were expected to decline significantly in the upcoming year. Of particular concern were sales to DEC, which has been acquired by Compaq Computer Corp. As a result of the expected decline in sales, RBM began the process of restructuring its debt, including the subordinated debt held by the Fund. The Fund received the quarterly interest payment that was due from RBM on August 24, 1998. The interest payment that was due during November 1998 was deferred and subsequently converted to equity pursuant to the restructuring described below.

During December 1998, RBM and its lenders completed a restructuring under which a new senior lender, Norwest Business Credit, replaced Bank of America. As part of this transaction, RBM's equity sponsor contributed additional equity to the company and the subordinated lenders, including the Fund, agreed to accept shares of RBM's common stock as payment for the next three quarterly interest payments beginning with the payment that was due during November 1998. As a consequence, the Fund's ownership of RBM, on a fully-diluted basis, increased from 6.6% to 8.1%, assuming exercise of its warrants. The restructuring was designed to provide RBM with a period of time in which to secure additional customers and return to a more stable financial position under which RBM could meet its interest obligations to its creditors, including the Fund.

As a result of these developments, the Fund stopped accruing interest on its RBM subordinated debt effective August 24, 1998. In addition, the Fund recorded aggregate writedowns of $753,634 relating to RBM during the year ended December 31, 1998.

During June 1998, the Fund exchanged its Atlas (which was in bankruptcy proceedings) subordinated notes and warrants for 989,414 shares of common stock of WasteMasters, Inc. ("WMI"), an Atlanta, Georgia based waste management company. Pursuant to the terms of the agreement, the Fund is prohibited from selling its WMI common stock for 24 months. In addition, the Fund granted the entity acquiring the Fund's Atlas securities a call on the Fund's WMI common stock during the 24 month lock up period and a right of first refusal thereafter. The call price is $11.25 per share.


                               -----------------

                                    FIFTEEN

                        FIDUCIARY CAPITAL PARTNERS, L.P.
--------------------------------------------------------------------------------

The WMI common stock, which trades on the NASDAQ Small Cap Market System ("WASTE"), closed at $1.78 and $0.36 (an average of the closing bid and ask prices) on June 3, 1998 and March 31, 1999, respectively. Based on these prices, the Fund's WMI common stock had trading values of $1,761,157 on the date of the exchange (June 3, 1998) and $359,189 on March 31, 1999. However, due to a number of factors, including the speculative nature of the WMI stock, the two year lock up period and the relative size of the Fund's stock position versus the daily trading volume, FCM has decided to carry the WMI stock at the same nominal value that the Atlas securities were previously carried by the Fund. The 52-week low for the WMI common stock is $0.12 per share.

The Fund recorded a realized loss of $2,560,453 on the exchange, which was equal to the amount of the loss which the Fund claimed for income tax purposes from the disposition of the Atlas securities. The $1,321,794 balance of the unrealized loss previously recorded by the Fund with respect to the Atlas securities continues to be carried by the Fund as an unrealized loss.

FCM continually monitors both the Fund's portfolio companies and the markets, and continually evaluates the decision to hold or sell its traded securities.


                            READINESS FOR YEAR 2000

FCM has completed a review of the accounting and other information systems that are currently being utilized by FCM and the Fund with regard to Year 2000 issues. This review involved both actual tests of parts of the information systems that were conducted by third party consultants and representations received from various software vendors. FCM believes that all of these systems are Year 2000 compliant. All of the costs associated with this review were paid by FCM.

FCM also corresponded with appropriate third parties, such as the Fund's custodian and transfer agent, concerning whether their information systems are Year 2000 compliant. These third parties have represented that their information systems are either currently Year 2000 compliant or that they have identified the scope of required upgrades or changes to their information systems that are needed and that they have a plan in place to complete these upgrades on a timely basis.

As a result of the above discussed review, Year 2000 issues are not expected to have any material adverse effects on the Fund's results of operations or financial condition.


                               ------------------

                                     SIXTEEN

                        FIDUCIARY CAPITAL PARTNERS, L.P.
      --------------------------------------------------------------------














                             ----------------------
                             SECOND QUARTER REPORT
                                      1999

                        FIDUCIARY CAPITAL PARTNERS, L.P.
        ----------------------------------------------------------------
                              MESSAGE TO INVESTORS

Dear Investor:

As of June 30, 1999, the Fund's net asset value per Unit was $9.01 and the Fund held portfolio investments in four companies, which represented approximately 88.9% of the Fund's net assets. The Fund's remaining liquid assets were invested in short-term commercial paper. These funds are available to fund the annual Repurchase Offer, to fund follow-on investments in existing portfolio companies, to pay Fund expenses and for distribution to investors.

CASH DISTRIBUTIONS

The cash distribution for the second quarter of 1999 was paid on August 13, 1999 at a rate of $.30 per Unit. Cumulative cash distributions paid to investors since the Fund's inception during 1990 now total between $16.02 and $15.70 on a per Unit ($20.00 cost) basis, depending upon the closing in which the particular Units were issued.

The distribution for the third quarter of 1999 will be paid on November 15, 1999 at a rate of $.30 per Unit. All investors will receive this distribution if they are record holders as of September 30, 1999, whether or not their Units are tendered for repurchase in the 1999 Repurchase Offer (see below).

The Fund's ability to continue to pay quarterly distributions after the third quarter of 1999 is uncertain at this time. The distribution question will be addressed on a quarterly basis, and will involve the consideration of a number of issues, including the status of the proposed proxy vote (discussed below). A significant portion of the 1999 distributions will constitute a return of capital.

PORTFOLIO UPDATE

KEMET Corporation ("KEMET") The Fund is in the process of liquidating its remaining KEMET common stock investment. This process, which involves the writing of covered call options, began during May 1999 and is expected to be completed during October 1999. In the aggregate, during this six month period the Fund is expected to generate approximately $513,000 of net cash proceeds from the liquidation of its remaining KEMET common stock. This will bring the total proceeds from the sale of KEMET common shares to approximately $5,944,000 versus our investment of approximately $681,000.


                               -----------------
                                       ONE

                        FIDUCIARY CAPITAL PARTNERS, L.P.
        ----------------------------------------------------------------

R.B.M. Precision Metal Products, Inc. ("RBM") During 1998, RBM achieved record sales volume due primarily to a single large contract with Digital Equipment Corporation. This contract was only partially continued in 1999 and as a result, sales have declined dramatically and the Company has experienced losses for the last three quarters.

During December 1998, RBM and its lenders completed a restructuring under which a new senior lender, Norwest Business Credit, replaced Bank of America. As part of this restructuring, RBM's principal shareholder contributed additional equity to the company and the subordinated lenders, including the Fund, agreed to accept shares of RBM's common stock as payment for the next three quarterly interest payments beginning with the payment that was due during November 1998 and ending with the payment that would have been due during May 1999. As a consequence, the Fund's ownership of RBM, on a fully-diluted basis, increased from 6.6% to 8.1%, assuming exercise of its warrants, which have a nominal exercise price. The restructuring was designed to provide RBM with a period of time in which to secure additional customers and return to a more stable financial position under which RBM could meet its interest obligations to its creditors, including the Fund.

The Fund did not assign any value to the RBM common stock that was received in lieu of the payment of the three quarterly interest payments. As a result, the Fund did not record any interest income with respect to the RBM subordinated debt for the nine month period beginning August 25, 1998 and ending May 24, 1999, and it established a valuation reserve of approximately 50% against the subordinated debt it holds.

RBM agreed to resume making the quarterly interest payments in cash commencing with the quarterly interest payment due on August 24, 1999 (which was recently received by the Fund). As a result, the Fund has resumed accrual of interest income with respect to the RBM subordinated debt. Principal of the debt is scheduled to be repaid in three equal annual installments of $486,667 commencing on May 24, 2000. Currently, the Fund has a valuation reserve of approximately 50% against the principal amount of this debt, and intends to maintain this reserve at least until RBM attains profitable operations.

LMC Corporation ("LMC") During February 1999, the Fund agreed to purchase a total of $849,750 of Senior Subordinated Revolving Notes due October 1, 1999 (the "Notes") from LMC. As of June 30, 1999, the Fund had advanced a total of $620,317 pursuant to the terms of these Notes, and the remaining $229,433 has subsequently been advanced.


                               -----------------
                                       TWO

                        FIDUCIARY CAPITAL PARTNERS, L.P.
        ----------------------------------------------------------------

During August 1999, the Fund agreed to accept shares of a new class of LMC preferred stock in exchange for (i) the Notes, (ii) the accrued interest due on the Notes, and (iii) the quarterly interest payment that was due on July 1, 1999 with respect to the LMC Senior Subordinated Revolving Notes due October 31, 2000, which the Fund continues to hold.

LMC has completed its move to the new facility in Brigham City, Utah and is now producing the TrackMaster 85(R) there. Sales of the TrackMaster have exceeded current production levels and we are exploring methods of increasing production and obtaining the additional required working capital. The Fund owns 5,523,500 shares of LMC common stock and is contemplating a distribution of all or a portion of these shares to Fund investors, as discussed under the Possible Liquidation Plans section below.

WasteMasters, Inc. ("WMI") WMI is traded on the OTC Market System and its symbol is WASTE. The Fund owns 989,414 shares of WMI, which it carries at a $1 value on its books. On August 17, 1999, the closing price was $.09 per share. The Fund is contractually restricted in its ability to sell these shares and the shares are not registered. As part of the Fund's liquidation, we anticipate disposing of these shares.

INVESTMENT PERFORMANCE

The following analysis reflects only the Fund's investments that have gone full cycle, i.e., the investments that have been sold and with respect to which the Fund has recorded a realized gain or loss. Thus, investments that the Fund still owns, such as LMC, RBM and WMI, are not included.

As reflected in the schedules on pages six and seven of this Quarterly Report, the Fund invested a total of $50.6 million in subordinated debt investments and received total realized proceeds of $57.6 million, including interest income, fees and prepayment penalties. In the aggregate, these debt investments yielded a return on investment of 1.1 to 1 and an annualized internal rate of return of 7.60%. The Fund also invested $3.7 million in equity securities, from which it realized total proceeds of $13.3 million. In the aggregate, these equity investments yielded a return on investment of 3.6 to 1 and an internal rate of return of 33.12%. Please note that prior performance is not necessarily indicative of future results.

We are actively attempting to realize the greatest possible returns from the Fund's remaining investments.

                               -----------------
                                      THREE

                        FIDUCIARY CAPITAL PARTNERS, L.P.
        ----------------------------------------------------------------

PERIODIC UNIT REPURCHASE POLICY

Pursuant to the terms of the Fund's periodic unit repurchase policy, the Fund has annually offered to purchase from investors, up to 7.5% of its outstanding Units for an amount equal to the current net asset value per Unit, net of a 2% fee, which is retained by the Fund to offset expenses incurred in connection with the Repurchase Offer. If the number of tendered Units in any year exceeds 7.5% of the outstanding Units, the Fund's General Partners may vote to repurchase up to an additional 2% of the outstanding Units. If Units in excess of this amount are tendered, Units are purchased on a prorated basis, after giving priority to investors owning less than 100 Units.

In the letter that accompanied the 1998 Repurchase Offer, we indicated that we believed that the 1998 Repurchase Offer would be the Fund's last Repurchase Offer. However, at the July 28, 1999 meeting of the General Partners it was determined that the Fund will proceed with the 1999 Repurchase Offer, which will occur during the fourth quarter of 1999. The Repurchase Offer schedule provides for a mailing to investors on October 5, 1999. The deadline for tendering Units for repurchase will be October 29, 1999. The repurchase price will be based on the net asset value per Unit on November 12, 1999 and payment for tendered Units will be made on November 19, 1999.

POSSIBLE LIQUIDATION PLANS

The General Partners are presently considering a number of alternative actions through which the Fund could be completely liquidated by the end of next year. An overall plan of liquidation was adopted at a meeting of the General Partners held in January 1999. The General Partners will follow the requisite regulatory procedures required to liquidate the Fund. These procedures are expected to include requesting an exemptive order from the Securities and Exchange Commission (the "SEC"), which will permit the Fund to act as an operating company instead of an SEC registered investment company. Once this order is obtained, the Fund will finalize its liquidation plan and prepare a proxy statement setting forth the details of the plan as well as the changes required in the Fund's Partnership Agreement. Late in the fourth quarter of 1999 or early in 2000, investors will be requested to approve the implementation plan and the Partnership Agreement changes. As currently contemplated, Fund investors would become direct shareholders of LMC as a result of the liquidation plan, if all approvals are received.

                               -----------------
                                      FOUR

                        FIDUCIARY CAPITAL PARTNERS, L.P.
        ----------------------------------------------------------------
                 *    *    *    *    *    *    *    *    *    *

If you have any questions concerning your investment in the Fund, please call us at 800-866-7607.

Sincerely,

/s/ PAUL BAGLEY

Paul Bagley, Chairman
FCM Fiduciary Capital Management Company

/s/ DUKE DEGRASSI

W. Duke DeGrassi, President
FCM Fiduciary Capital Management Company

August 25, 1999

                               -----------------
                                      FIVE

                        FIDUCIARY CAPITAL PARTNERS, L.P.
        ----------------------------------------------------------------
                                DEBT INVESTMENTS
                         REALIZED GAINS AND LOSSES (1)
                                  (unaudited)

                                                                                       INTERNAL
YEAR OF INVESTMENT /               YEAR OF                                   GAIN(3)    RATE OF
PORTFOLIO COMPANY(2)              REPAYMENT         COST     PROCEEDS(3)     (LOSS)      RETURN
--------------------              ---------         ----     -----------     ------      ------

      1990
Carr-Gottstein Foods Co.             1993       $ 2,940,260  $ 4,998,722   $2,058,462    23.56%
Midwest Dental Products
   Corporation                       1992         5,478,467    7,946,060    2,467,593    22.63
Neodata Corporation                  1993         2,684,449    3,877,613    1,193,164    17.11

      1991
KEMET Corporation                    1993         4,014,737    5,494,046    1,479,309    17.63
Mobile Technology, Inc.              1998         3,777,475    1,030,215   (2,747,260)     N/A

      1992
Huntington Holdings, Inc.            1994         5,292,479    7,480,171    2,187,692    20.07
AR Accessories Group, Inc.           1994         5,478,467    6,686,926    1,208,459    11.74

      1993
ENI Holding Corp.                    1997         5,914,363    9,477,926    3,563,563    13.91
KB Alloys, Inc.                      1995         3,489,783    5,185,069    1,695,286    18.32
KEMET Corporation(4)                 1993         2,054,425    2,186,222      131,797    26.41
Protection One, Inc.                 1995           985,660    1,338,165      352,505    22.11

      1994
Canadian's Holdings, Inc.            1996         2,876,392      367,216   (2,509,176)     N/A

      1995
Canadian's Holdings, Inc.(4)         1996         1,750,113       62,294   (1,687,819)     N/A

      1996
Atlas Environmental, Inc.            1998         3,814,633    1,456,045   (2,358,588)     N/A
                                                -----------  -----------   ----------
     Totals                                     $50,551,703  $57,586,690   $7,034,987     7.60%
                                                ===========  ===========   ==========     ====

(1) Note that prior performance is not necessarily indicative of future results.

(2) Includes investment in subsidiaries, if applicable.

(3) Includes interest income, fees and prepayment penalties.

(4) Represents a follow-on investment in an existing portfolio company.

                               -----------------
                                       SIX

                        FIDUCIARY CAPITAL PARTNERS, L.P.
        ----------------------------------------------------------------
                               EQUITY INVESTMENTS
                          REALIZED GAINS AND LOSSES (1)
                                   (unaudited)


                                                                                                   INTERNAL
YEAR OF INVESTMENT /              YEAR OF                                           GAIN           RATE OF
PORTFOLIO COMPANY(2)            REALIZATION        COST            PROCEEDS        (LOSS)          RETURN
--------------------            -----------        ----            --------        ------          ------

       1990
Carr-Gottstein Foods Co.           1995         $  894,666       $ 1,450,374     $   555,708         9.78%
Neodata Corporation                1997             41,089         1,118,393       1,077,304        52.07

       1991
KEMET Corporation                1994/1999          71,082         4,571,422       4,500,340       112.37
Mobile Technology, Inc.            1992            440,586                 -        (440,586)       N/A

       1992
Huntington Holdings, Inc.        1996/1998         103,811         1,478,483       1,374,672        70.10
Neodata Corporation(3)             1997            296,858           309,103          12,245         0.81
AR Accessories Group, Inc.         1998            273,920                 -        (273,920)        N/A

       1993
ENI Holding Corp.                  1997            811,976         3,327,051       2,515,075        34.60
KEMET Corporation(3)               1994            600,443           883,564         283,121        41.10
Protection One, Inc.               1995             97,340           146,641          49,301        21.02

       1994
Canadian's Holdings, Inc.          1996             39,782                 -         (39,782)        N/A

       1996
Atlas Environmental, Inc.          1998             40,765                 -         (40,765)        N/A
                                                ----------       -----------     -----------
     Totals                                     $3,712,318       $13,285,031     $ 9,572,713        33.12%
                                                ==========       ===========     ===========        =====

(1) Note that prior performance is not necessarily indicative of future results.

(2) Includes investment in subsidiaries, if applicable.

(3) Represents a follow-on investment in an existing portfolio company.

                               -----------------
                                      SEVEN

                        FIDUCIARY CAPITAL PARTNERS, L.P.
        ----------------------------------------------------------------
                             SCHEDULE OF INVESTMENTS

        JUNE 30, 1999 (UNAUDITED)
        ----------------------------------------------------------------

PRINCIPAL
  AMOUNT/                                  INVESTMENT      AMORTIZED                    % OF TOTAL
  SHARES              INVESTMENT             DATE            COST            VALUE      INVESTMENTS
  ------              ----------             ----            ----            -----      -----------

MANAGED COMPANIES:

    26,629 sh.    KEMET Corporation,
                  Common Stock(1)*           07/11/91    $     9,439     $   609,971
                                                           ---------       ---------       ----
                                                               9,439         609,971        5.9%
                                                           ---------       ---------       ----
$1,967,040        LMC Corporation, 12.00%
                  Senior Subordinated        11/01/96
                  Revolving Notes             through
                  due 10/31/00               01/13/99      1,967,040       1,967,040
$  620,317        LMC Corporation, 12.00%
                  Senior Subordinated        02/11/99
                  Revolving Notes             through
                  due 10/1/99 (Note 5)       05/25/99        620,317         620,317
   260,400 sh.    LMC Corporation, 7.00%
                  Cumulative Redeemable
                  Preferred Stock*           06/10/94      2,596,621       2,596,621
 5,523,500 sh.    LMC Corporation,           02/09/96
                  Common Stock*               through
                                             08/05/98      3,034,549       2,176,469
     52.08 sh.    LMC Credit Corp.,
                  Common Stock*              02/09/96              1               1
                                                           ---------       ---------       ----
                                                           8,218,528       7,360,448       70.8
                                                           ---------       ---------       ----
$1,460,000        R.B.M. Precision Metal
                  Products, Inc., 13.00%
                  Senior Subordinated
                  Secured Notes due
                  5/24/02(2)                 05/24/95      1,403,073         732,393
  14,265.6 sh.    R.B.M. Precision Metal
                  Products, Inc., Warrants to
                  Purchase Common Stock*     05/24/95         82,955               1
    14,392 sh.    R.B.M. Precision Metal
                  Products, Inc., Common
                  Stock*                     12/09/98              1               1
                                                           ---------       ---------       ----
                                                           1,486,029         732,395        7.0
                                                           ---------       ---------       ----
   Total Investments in Managed
     Companies (88.9% of net assets)                       9,713,996       8,702,814       83.7
                                                           ---------       ---------       ----

              The accompanying notes to financial statements are an
                        integral part of this schedule.

                               -----------------
                                      EIGHT

                        FIDUCIARY CAPITAL PARTNERS, L.P.
        ----------------------------------------------------------------
                       SCHEDULE OF INVESTMENTS (CONTINUED)

        JUNE 30, 1999 (UNAUDITED)
        ----------------------------------------------------------------

  PRINCIPAL
   AMOUNT/                                     INVESTMENT     AMORTIZED                  % OF TOTAL
   SHARES           INVESTMENT                    DATE          COST          VALUE      INVESTMENTS
   ------           ----------                    ----          ----          -----      -----------

NON-MANAGED COMPANY:

   989,414 sh.  WasteMasters, Inc.,
                Common Stock(3)*                06/03/98       1,321,795              1
                                                             -----------    -----------     -----
   Total Investment in
     Non-Managed Company
     (0.0% of net assets)                                      1,321,795              1       0.0
                                                             -----------    -----------     -----

TEMPORARY INVESTMENTS:

$1,700,000      General Electric
                Capital Corp., 4.96%
                Notes due 7/13/99               06/29/99       1,697,195      1,697,195
                                                             -----------    -----------     -----
   Total Temporary Investments
     (17.3% of net assets)                                     1,697,195      1,697,195      16.3
                                                             -----------    -----------     -----
   Total Investments (106.2% of net assets)                  $12,732,986    $10,400,010     100.0%
                                                             ===========    ===========     =====

(1) The KEMET Corporation common stock trades on the NASDAQ National Market System.

(2) The notes will amortize in three equal annual installments of $486,667 commencing on May 24, 2000.

(3) The WasteMasters, Inc. common stock, which trades on the OTC Market System, is subject to a 24 month lock up period, a call option and a right of first refusal.

 *  Non-income producing security.


              The accompanying notes to financial statements are an
                        integral part of this schedule.

                               -----------------
                                      NINE

                        FIDUCIARY CAPITAL PARTNERS, L.P.
        ----------------------------------------------------------------
                    SCHEDULE OF COVERED CALL OPTIONS WRITTEN

        JUNE 30, 1999 (UNAUDITED)
        ----------------------------------------------------------------

   SHARES
 SUBJECT TO       COMMON STOCK           EXPIRATION DATE /
    CALL           INVESTMENT             EXERCISE PRICE            VALUE
 ---------        ------------           ----------------          --------

21,916 sh.     KEMET Corporation            July / $17.50          $120,538

 4,383 sh.     KEMET Corporation         October / $17.50            27,394
                                                                   --------
     Total (premiums received $24,773)                             $147,932
                                                                   ========

              The accompanying notes to financial statements are an
                        integral part of this schedule.

                               -----------------
                                       TEN

                        FIDUCIARY CAPITAL PARTNERS, L.P.
        ----------------------------------------------------------------
                                 BALANCE SHEETS

        JUNE 30, 1999 AND DECEMBER 31, 1998 (UNAUDITED)
        ----------------------------------------------------------------

                                                          1999                 1998
                                                       -----------          -----------

ASSETS:
 Investments:
  Portfolio investments, at value:
   Managed companies (amortized cost -
    $9,713,996 and $9,037,112,
    respectively)                                     $  8,702,814          $ 7,735,102
  Non-managed company (amortized cost -
   $1,321,795)                                                   1                    1
  Temporary investments, at amortized cost               1,697,195            2,546,274
                                                       -----------          -----------
    Total investments                                   10,400,010           10,281,377
 Cash and cash equivalents                                 385,970              837,202
 Accrued interest receivable                                97,718              103,233
 Other assets                                                6,133               31,859
                                                       -----------          -----------
    Total assets                                       $10,889,831          $11,253,671
                                                       ===========          ===========

LIABILITIES:
  Covered call options written, at value
    (premiums received $24,773)                        $   147,932          $        --
  Payable to affiliates (Notes 2, 3 and 4)                  47,686               31,197
  Accounts payable and accrued liabilities                 568,839              539,360
  Distributions payable to partners                        336,271              336,271
                                                       -----------          -----------
    Total liabilities                                    1,100,728              906,828
                                                       -----------          -----------

COMMITMENTS AND CONTINGENCIES (NOTE 5)

Net Assets:
  Managing General Partner                                (212,588)            (207,011)
  Limited Partners (equivalent to $9.01
    and $9.51, respectively, per limited
    partnership unit based on 1,109,694
    units outstanding)                                  10,001,691           10,553,854
                                                       -----------          -----------
       Net assets                                        9,789,103           10,346,843
                                                       -----------          -----------
         Total liabilities and net assets              $10,889,831          $11,253,671
                                                       ===========          ===========

              The accompanying notes to financial statements are an
                        integral part of this schedule.

                               -----------------
                                     ELEVEN

                        FIDUCIARY CAPITAL PARTNERS, L.P.
        ----------------------------------------------------------------
                            STATEMENT OF OPERATIONS

        FOR THE THREE MONTHS ENDED JUNE 30, 1999 AND 1998 (UNAUDITED)
        ----------------------------------------------------------------

                                                            1999             1998
                                                          --------       -----------

Investment Income:
   Income:
     Interest                                             $126,697       $   214,948
                                                          --------       -----------
       Total investment income                             126,697           214,948
                                                          --------       -----------
   Expenses:
     Fund administration fees (Note 3)                      35,842            35,842
     Investment advisory fees (Note 2)                      24,275            32,986
     Administrative expenses (Note 3)                       20,277            20,277
     Professional fees                                      29,608            36,969
     Independent General Partner fees
       and expenses (Note 4)                                12,939            14,879
     Other expenses                                         12,284            18,930
                                                          --------       -----------
       Total expenses                                      135,225           159,883
                                                          --------       -----------
Net Investment (Loss) Income                                (8,528)           55,065
                                                          --------       -----------
Realized and Unrealized
   Gain (Loss) on Investments:
     Net realized loss on investments                       (6,155)       (2,971,463)
     Net change in unrealized loss
        on investments                                     166,795         2,905,923
                                                          --------       -----------
         Net gain (loss) on investments                    160,640           (65,540)
                                                          --------       -----------
Net Increase (Decrease) in Net Assets
   Resulting from Operations                              $152,112       $   (10,475)
                                                          ========       ===========

              The accompanying notes to financial statements are an
                        integral part of this schedule.

                               -----------------
                                     TWELVE

                        FIDUCIARY CAPITAL PARTNERS, L.P.
        ----------------------------------------------------------------
                            STATEMENTS OF OPERATIONS

        FOR THE SIX MONTHS ENDED JUNE 30, 1999 AND 1998 (UNAUDITED)
        ----------------------------------------------------------------

                                                            1999            1998
                                                          --------       -----------

INVESTMENT INCOME:
   INCOME:
     INTEREST                                             $226,387       $   460,887
                                                          --------       -----------
       Total investment income                             226,387           460,887
                                                          --------       -----------

   EXPENSES:
     Fund administration fees (Note 3)                      71,685            71,685
     Investment advisory fees (Note 2)                      48,550            68,751
     Administrative expenses (Note 3)                       40,553            40,553
     Professional fees                                      42,721           125,448
     Independent General Partner fees
       and expenses (Note 4)                                37,882            36,156
     Other expenses                                         31,708            34,038
                                                          --------       -----------
       Total expenses                                      273,099           376,631
                                                          --------       -----------
NET INVESTMENT (LOSS) INCOME                               (46,712)           84,256
                                                          --------       -----------

REALIZED AND UNREALIZED
   GAIN (LOSS) ON INVESTMENTS:
     Net realized loss on investments                       (6,155)       (2,984,344)
     Net change in unrealized loss
        on investments                                     167,669         2,721,116
                                                          --------       -----------
         Net gain (loss) on investments                    161,514          (263,228)
                                                          --------       -----------
NET INCREASE (DECREASE) IN NET ASSETS
   RESULTING FROM OPERATIONS                              $114,802       $  (178,972)
                                                          ========       ===========

              The accompanying notes to financial statements are an
                        integral part of this schedule.

                               -----------------
                                    THIRTEEN

                        FIDUCIARY CAPITAL PARTNERS, L.P.


                            STATEMENT OF CASH FLOWS





FOR THE SIX MONTHS ENDED JUNE 30, 1999 AND 1998 (UNAUDITED)

                                                                         1999                 1998
                                                                      -----------         -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net increase (decrease) in net assets
     resulting from operations                                        $   114,802         $  (178,972)
   Adjustments to reconcile net increase (decrease)
     in net assets resulting from operations to net
     cash (used in) provided by operating activities:
       Accreted discount on portfolio investments                          (2,393)             (9,577)
       Change in assets and liabilities:
        Accrued interest receivable                                         5,515               4,097
        Other assets                                                       25,726              60,524
        Payable to affiliates                                              16,489              (9,020)
        Accounts payable and accrued liabilities                             (577)             (1,663)
       Net realized loss on investments                                     6,155           2,984,344
       Net change in unrealized loss
        on investments                                                   (167,669)         (2,721,116)
                                                                      -----------         -----------
           Net cash (used in) provided by operating activities             (1,952)            128,617
                                                                      -----------         -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
   Purchase of portfolio investments                                     (674,957)         (1,985,300)
   Proceeds from dispositions of portfolio investments                     49,140             818,812
   Sale of temporary investments, net                                     849,079           4,055,494
                                                                      -----------         -----------
     Net cash provided by investing activities                            223,262           2,889,006
                                                                      -----------         -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
   Cash distributions paid to partners                                   (672,542)         (2,541,157)
                                                                      -----------         -----------
     Net cash used in financing activities                               (672,542)         (2,541,157)
                                                                      -----------         -----------
NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS                     (451,232)            476,466
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD                          837,202             263,694
                                                                      -----------         -----------
CASH AND CASH EQUIVALENTS AT END OF PERIOD                            $   385,970         $   740,160
                                                                      ===========         ===========
NONCASH INVESTING AND FINANCING ACTIVITIES:
   Investments exchanged for other investments                        $      --           $ 1,639,201
                                                                      ===========         ===========


The accompanying notes to financial statements are an integral part of these financial statements.


                               -----------------

                                    FOURTEEN

                        FIDUCIARY CAPITAL PARTNERS, L.P.


                      STATEMENTS OF CHANGES IN NET ASSETS


FOR THE SIX MONTHS ENDED JUNE 30, 1999 AND FOR
THE YEAR ENDED DECEMBER 31, 1998 (UNAUDITED)

                                                             1999                 1998
                                                         ------------         ------------

Increase in net assets resulting from operations:
   Net investment income                                 $    (46,712)        $    107,781
   Net realized loss on investments                            (6,155)          (3,008,930)
   Net change in unrealized loss on investments               167,669            1,919,453
                                                         ------------         ------------
     Net increase (decrease) in net assets
       resulting from operations                              114,802             (981,696)
Repurchase of limited partnership units                          --               (893,895)
Distributions to partners from -
   Net investment income                                         --               (129,001)
   Realized gain on investments                                  --             (1,742,647)
   Return of capital                                         (672,542)          (1,363,193)
                                                         ------------         ------------
     Total decrease in net assets                            (557,740)          (5,110,432)
Net assets:
   Beginning of period                                     10,346,843           15,457,275
                                                         ------------         ------------
   End of period (including no undistributed
     net investment income)                              $  9,789,103         $ 10,346,843
                                                         ============         ============


The accompanying notes to financial statements are an integral part of these financial statements.


                              --------------------

                                     FIFTEEN

                        FIDUCIARY CAPITAL PARTNERS, L.P.


                       SELECTED PER UNIT DATA AND RATIOS
                                   (unaudited)


                                                     FOR THE THREE MONTHS                      FOR THE SIX MONTHS
                                                         ENDED JUNE 30,                          ENDED JUNE 30,
                                               ---------------------------------       ---------------------------------
                                                   1999                1998                1999                 1998
                                               -------------       -------------       -------------       -------------
PER UNIT DATA:
   Investment Income                           $         .11       $         .18       $         .20       $         .38
   Expenses                                             (.12)               (.13)               (.24)               (.31)
                                               -------------       -------------       -------------       -------------
     Net investment (loss) income                       (.01)                .05                (.04)                .07
   Net realized loss on investments                     (.01)              (2.45)               (.01)              (2.46)
   Net change in unrealized loss
     on investments                                      .15                2.39                 .15                2.24
   Distributions declared to partners                   (.30)              (1.00)               (.60)              (2.09)
                                               -------------       -------------       -------------       -------------
     Net Decrease in Net Asset Value                    (.17)              (1.01)               (.50)              (2.24)
       Net asset value:
         Beginning of period                            9.18               11.68                9.51               12.91
                                               -------------       -------------       -------------       -------------
         End of period                         $        9.01       $       10.67       $        9.01       $       10.67
                                               =============       =============       =============       =============
RATIOS (ANNUALIZED):
   Ratio of expenses to average net assets              5.47%               4.77%               5.49%               5.35%
   Ratio of net investment income to
    average net assets                                 (0.03)%              1.64%              (0.94)%              1.20%
Number of limited partnership units at
 end of period                                     1,109,694           1,201,564           1,109,694           1,201,564


         The accompanying notes to financial statements are an integral part of these selected per unit data and ratios.


                              --------------------

                                    SIXTEEN

                        FIDUCIARY CAPITAL PARTNERS, L.P.

                          NOTES TO FINANCIAL STATEMENTS

JUNE 30, 1999 (UNAUDITED)

1.   GENERAL

The accompanying unaudited interim financial statements include all adjustments (consisting solely of normal recurring adjustments) which are, in the opinion of FCM Fiduciary Capital Management Company ("FCM"), the Managing General Partner of Fiduciary Capital Partners, L.P. (the "Fund"), necessary to fairly present the financial position of the Fund as of June 30, 1999 and the results of its operations, changes in net assets and its cash flows for the periods then ended.

These financial statements should be read in conjunction with the Significant Accounting Policies and other Notes to Financial Statements included in the Fund's annual audited financial statements for the year ended December 31, 1998.


2.   INVESTMENT ADVISORY FEES

As compensation for its services as investment adviser, FCM receives a subordinated monthly fee at the annual rate of 1% of the Fund's available capital, as defined in the Partnership Agreement. Investment advisory fees of $48,550 were paid by the Fund for the six months ended June 30, 1999.


3.   FUND ADMINISTRATION FEES

As compensation for its services as fund administrator, FCM receives a monthly fee at the annual rate of 0.45% of net proceeds available for investment, as defined in the Partnership Agreement. Fund administration fees of $71,685 were paid by the Fund for the six months ended June 30, 1999. FCM is also reimbursed, subject to various limitations, for administrative expenses incurred in providing accounting and investor services to the Fund. The Fund reimbursed FCM for administrative expenses of $40,553 for the six months ended June 30, 1999.


4.   INDEPENDENT GENERAL PARTNER FEES AND EXPENSES

As compensation for services rendered to the Fund, each of the Independent General Partners receives from the Fund and Fiduciary Capital Pension Partners, L.P., an affiliated fund, (collectively, the "Funds") an annual fee of $30,000, payable monthly in arrears, together with all out-of-pocket expenses. Each Fund's allocation of these fees and expenses is based on the relative number of outstanding Units. Fees and expenses paid by the Fund for the six months ended June 30, 1999 totaled $37,882.


                              -------------------

                                    SEVENTEEN

                        FIDUCIARY CAPITAL PARTNERS, L.P.

5.   COMMITMENTS AND CONTINGENCIES

LMC Commitment LMC Corporation ("LMC") is entitled to draw down a total of $849,750 pursuant to the terms of the Senior Subordinated Revolving Notes due October 1, 1999, which are held by the Fund. As of June 30, 1999, LMC had drawn down $620,317.




                              -------------------

                                    EIGHTEEN

                        FIDUCIARY CAPITAL PARTNERS, L.P.


                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                       FINANCIAL CONDITION AND RESULTS OF
                                   OPERATIONS


The following discussion should be read in conjunction with the Fund's unaudited Financial Statements and the Notes thereto. This report contains, in addition to historical information, forward-looking statements that include risks and other uncertainties. The Fund's actual results may differ materially from those anticipated in these forward-looking statements. While the Fund can not always predict what factors would cause actual results to differ materially from those indicated by the forward-looking statements, factors that might cause such a difference include general economic and business conditions, competition and other factors discussed elsewhere in this report. Readers are urged to consider statements that include the terms "believes", "expects", "plans", "anticipates", "intends" or the like to be uncertain and forward-looking. The Fund undertakes no obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of anticipated or unanticipated events.

LIQUIDITY AND CAPITAL RESOURCES

As of June 30, 1999, the Fund held portfolio investments in three Managed Companies and one Non-Managed Company, with an aggregate original cost of approximately $11.0 million. The value of these portfolio investments, which were made from net offering proceeds and the reinvestment of proceeds from the sale of other portfolio investments, represents approximately 88.9% of the Fund's net assets.

When acquired, the Fund's portfolio investments generally consisted of high-yield subordinated debt, linked with an equity participation or a comparable participation feature in middle market companies. The securities were typically issued in private placement transactions and were subject to certain restrictions on transfer or sale, thereby limiting their liquidity. A number of the portfolio companies have prepaid their subordinated debt that the Fund held. In addition, three of the portfolio companies have successfully completed initial public offerings ("IPOs") of their stock. The Fund has sold the stock it held in these three companies, except for a portion of its KEMET Corporation ("KEMET") stock.

As of June 30, 1999, the Fund's remaining liquid assets were invested in short-term commercial paper. These funds are available to fund the annual repurchase offer, to fund follow-on investments in existing portfolio companies, to pay Fund expenses and for distribution to the partners.

The Fund's investment period ended on December 31, 1995. Although the Fund has been permitted to make additional investments in existing portfolio companies since 1995, the Fund is no longer permitted to acquire investments in new portfolio companies. Consequently, the Fund has been in a liquidation mode. Since the middle of 1997, the


                               ------------------

                                    NINETEEN

                        FIDUCIARY CAPITAL PARTNERS, L.P.

Fund has liquidated a significant percentage of its investments and has distributed approximately $5.63 per Unit to the Limited Partners, with the cash coming primarily from the liquidation of these investments. The Fund presently has only four remaining investments in portfolio companies, which are expected to generate only limited amounts of interest income for the Fund during 1999 and future years.

Pursuant to the terms of the Fund's periodic unit repurchase policy, the Fund has annually offered to purchase from its Limited Partners, up to 7.5% of its outstanding Units for an amount equal to the current net asset value per Unit, net of a fee (not to exceed 2%) to be retained by the Fund to offset expenses incurred in connection with the repurchase offer. If the number of tendered Units in any year exceeds 7.5% of the outstanding Units, the Fund's General Partners may vote to repurchase up to an additional 2% of the outstanding Units.

The Fund previously indicated that it might be unable to fund a repurchase offer during 1999 due to the lack of sufficient liquidity. However, during July 1999, the General Partners determined that the Fund will proceed with the 1999 repurchase offer, which will be completed during the fourth quarter of 1999.

The General Partners are presently considering a number of alternative actions through which the Fund could be liquidated during 1999 or 2000. An overall plan of liquidation was adopted at a meeting of the General Partners held in January 1999. The General Partners will follow the requisite regulatory procedures required to liquidate the Fund. These procedures are expected to include requesting an exemptive order from the Securities and Exchange Commission (the "SEC"), which will permit the Fund to act as an operating company instead of an SEC registered investment company. Once this order is obtained, the Fund will finalize its liquidation plan and prepare a proxy statement setting forth the details of the plan as well as the changes required in the Fund's Partnership Agreement. Late in the fourth quarter of 1999 or early in 2000, the Limited Partners will be requested to approve the implementation of the liquidation plan and the Partnership Agreement changes. As currently contemplated, Fund investors would become direct shareholders of LMC as a result of the liquidation plan, if all approvals are received.

During February 1999, the Fund agreed to purchase $849,750 of LMC's Senior Subordinated Revolving Notes due October 1, 1999. As of June 30, 1999, $620,317 of this investment had been funded.

During April 1999, the Fund began writing covered call options with respect to its shares of KEMET stock. During the three months ended June 30, 1999, the Fund received $29,536 of premiums from the sale of the options and $19,604 from the exercise of the options for 1,315 shares. At June 30, 1999, 26,299 options were outstanding at a strike price of $17.50.

Accrued interest receivable decreased $5,515 from $103,233 at December 31, 1998 to $97,718 at June 30, 1999. This decrease resulted primarily from the fact that the quar-


                              -------------------

                                     TWENTY

                        FIDUCIARY CAPITAL PARTNERS, L.P.

terly interest payment that was due on the LMC Corporation ("LMC") notes on October 1, 1998 was not received by the Fund until January 1999. The impact of the past due status of this LMC interest payment at December 31, 1998 was partially offset by interest income earned during the three months ended June 30, 1999 on the LMC follow-on investments that were acquired during 1998 and 1999 and by interest accrued on the R.B.M. Precision Metal Products, Inc. ("RBM") subordinated debt investment at June 30, 1999. (See discussion below concerning interest payments due on the Fund's RBM subordinated debt investment.)

Other assets decreased $25,726 from $31,859 at December 31, 1998 to $6,133 at June 30, 1999. This decrease resulted from decreases in both prepaid insurance and deposits.

During the six months ended June 30, 1999, the Fund paid cash distributions pertaining to the fourth quarter of 1998 and the first quarter of 1999, each in the amount of $336,271, or $0.30 per Unit. The distribution for the second quarter of 1999 will be paid on August 13, 1999 at a rate of $0.30 per Unit. The Fund's ability to continue to pay quarterly distributions after the second quarter of 1999 is uncertain at this time. The distribution question will be addressed on a quarterly basis, and will involve the consideration of a number of issues. A significant portion of the 1999 distributions is expected to constitute a return of capital.

RESULTS OF OPERATIONS

                         INVESTMENT INCOME AND EXPENSES

The Fund's net investment loss was $(8,528) for the three months ended June 30, 1999 as compared to net investment income of $55,065 for the corresponding period of the prior year. Net investment income (loss) per limited partnership unit decreased from $0.05 to $(0.01) and the ratio of net investment income
(loss) to average net assets decreased from 1.64% to (0.03)% for the three months ended June 30, 1999 as compared to the corresponding period of the prior year.

The Fund's net investment loss was $(46,712) for the six months ended June 30, 1999 as compared to net investment income of $84,256 for the corresponding period of the prior year. Net investment income (loss) per limited partnership unit decreased from $0.07 to $(0.04) and the ratio of net investment income
(loss) to average net assets decreased from 1.20% to (0.94)% for the six months ended June 30, 1999 as compared to the corresponding period of the prior year.

Net investment income (loss) for the three and six month periods ended June 30, 1999 decreased primarily as a result of decreases in investment income as compared to the corresponding periods of the prior year. The impact of the decreases in investment income was partially offset by decreases in total expenses.

Investment income decreased $88,251 and $234,500, or 41.1% and 50.9%, for the three


                              -------------------

                                   TWENTY-ONE

                        FIDUCIARY CAPITAL PARTNERS, L.P.

and six month periods ended June 30, 1999 as compared to the corresponding periods of the prior year. These decreases resulted primarily from the decision not to record interest on the Fund's RBM subordinated debt investment during the period from August 25, 1998 through May 24, 1999 (see discussion below) and a decrease in the amount of the Fund's temporary investments. The amount of the Fund's temporary investments decreased because of (i) return of capital distributions made by the Fund, (ii) purchases of additional LMC follow-on investments, and (iii) the Fund's repurchase of 7.65% of its Units during the fourth quarter of 1998. The negative effect of these items was partially offset by an increase in interest income earned on the LMC follow-on investments that were acquired during 1998 and 1999.

Total expenses decreased $24,658 and $103,532, or 15.4% and 27.5%, for the three and six month periods ended June 30, 1999 as compared to the corresponding periods of the prior year. These decreases resulted primarily from decreases in professional fees and investment advisory fees.

Professional fees decreased during the three and six month periods ended June 30, 1999 as compared to the corresponding periods of the prior year, primarily because of fees incurred during the prior year in connection with LMC related litigation.

The investment advisory fees decreased during the three and six month periods ended June 30, 1999 as compared to the corresponding periods of the prior year, primarily as a result of (i) the repurchase of Units during the fourth quarter of 1998, (ii) the payment of quarterly cash distributions during 1998 that exceeded the Limited Partners' Preferred Returns (as defined in the Fund's Partnership Agreement), and (iii) losses realized by the Fund during the second quarter of 1998 with respect to the Mobile Technology, Inc., Atlas Environmental, Inc. ("Atlas") and AR Accessories Group, Inc. portfolio investments. All three of these items decreased the amount of the Fund's available capital (as defined in the Partnership Agreement), which is the base with respect to which the investment advisory fees are calculated.

                       REALIZED GAIN (LOSS) ON INVESTMENTS

On April 9, 1999, the Fund wrote covered call options (May / $15.00) with respect to 5,479 shares of its KEMET stock, for which it received $4,763 of premiums. The options for 1,315 of these shares were exercised on May 21, 1999 and the balance expired unexercised. The Fund recorded aggregate gains of $23,901 from these transactions.

The Fund incurred approximately $30,000 of realized losses during the three months ended June 30, 1999 as a result of adjustments relating to certain previously held investments.

                    NET UNREALIZED GAIN (LOSS) ON INVESTMENTS

FCM values the Fund's portfolio investments on a weekly basis utilizing a variety of



                              --------------------

                                   TWENTY-TWO

                        FIDUCIARY CAPITAL PARTNERS, L.P.

methods. For securities that are publicly traded and for which market quotations are available, valuations are set by the closing sales or an average of the closing bid and ask prices, as of the valuation date.

Fair value for securities that are not traded in any liquid public markets or that are privately held are determined pursuant to valuation policies and procedures that have been approved by the Independent General Partners and subject to their supervision. There is a range of values that are reasonable for such investments at any particular time. Each such investment is valued initially based upon its original cost to the Fund ("cost method"). The cost method is used until significant developments affecting the portfolio company provide a basis for use of an appraisal valuation. Appraisal valuations are based upon such factors as the portfolio company's earnings, cash flow and net worth, the market prices for similar securities of comparable companies and an assessment of the portfolio company's future financial prospects. In a case of unsuccessful operations, the appraisal may be based upon liquidation value. Appraisal valuations are necessarily subjective. The Fund also may use, when available, third-party transactions in a portfolio company's securities as the basis of valuation ("private market method"). The private market method is used only with respect to completed transactions or firm offers made by sophisticated, independent investors.

As of December 31, 1998, the Fund had recorded $309,704 of unrealized gain and $2,933,508 of unrealized loss on investments. Therefore, as of December 31, 1998, the Fund had recorded a total net unrealized loss on investments of $2,623,804.

The decrease in unrealized loss on investments during the three and six month periods ended June 30, 1999 and the cumulative net unrealized loss on investments as of June 30, 1999 consisted of the following components:


                                             Net Changes un
                                          Unrealized Gain (Loss)
                                     ---------------------------------   Net Unrealized
                                     During the Three   During the Six     Gain (Loss)
                                       Months Ended     Months Ended     Recorded As of
     Portfolio Company                 June 30, 1999    June 30, 1999     June 30, 1999
     -----------------               ----------------   --------------   --------------
Unrealized losses recorded during
     prior periods with respect to
     investments disposed of during
     the period                          $(14,574)      $  (14,574)      $           -
KEMET                                     181,369          182,243             477,373
LMC                                             -                -            (858,080)
RBM                                             -                -            (753,634)
WMI                                             -                -          (1,321,794)
                                         --------       ----------       -------------
                                         $166,795         $167,669       $  (2,456,135)
                                         ========       ==========       =============

KEMET stock, which trades on the NASDAQ National Market System, closed at $22.90625 (an average of the closing bid and ask prices) on June 30, 1999. This price is up significantly from the closing prices of $11.46875 and $11.4375 on March 31, 1999 and December 31, 1998, respectively. Based on the $22.90625 closing trading price of


                             ----------------------

                                  TWENTY-THREE

                        FIDUCIARY CAPITAL PARTNERS, L.P.

the common stock, the 26,629 shares of common stock that the Fund held at June 30, 1999, had a market value of $609,971.

As of June 30, 1999, the Fund had written outstanding covered call options with respect to 26,299 shares of KEMET stock. These options, for which the Fund received $24,773 of premiums, had a market value of $147,932 as of June 30, 1999.

LMC experienced significant operating problems after the Fund acquired its LMC investment during 1994 and the Fund was involved in a restructuring of its LMC investment during 1995. In the restructuring, the Fund's then existing LMC subordinated debt and warrants were converted into preferred stock and the Fund purchased $545,600 of new common stock. As a result of LMC's operational difficulties and the fact that the Fund's investment was converted from debt securities to equity securities, the Fund wrote its LMC investment down by $540,800 during 1995.

LMC has a defined contribution plan (the "Plan"), which was closed during 1995. The current and previous trustees of the Plan failed to assure that the Plan was properly funded. In order to rectify this problem, LMC made demands on the current and previous trustees of the Plan and the previous controlling shareholder that these parties make the necessary payments to the Plan. LMC has filed suit against the current trustee and the former controlling shareholder, whose wholly-owned company currently owns approximately 9% of LMC's common stock, and expects to prevail in this litigation, although there can be no assurance that this will be the case.

The Internal Revenue Service ("IRS") performed an audit on the Plan during 1998, in which it reviewed certain of the years with respect to which the Plan was not properly funded. At the conclusion of its audit, the IRS notified LMC that it had determined the underfunding for the years reviewed to be $243,385, plus interest on that amount. The IRS also imposed excise taxes and interest of $16,823, which LMC has paid. LMC is currently in discussions with the IRS concerning how and when the $243,385 underfunding, and the related excise taxes and interest, must be paid. If LMC is required to make the payments prior to resolution of the litigation with the current trustee of the Plan, it will have a negative impact on LMC's working capital availability. In addition, it is possible that additional assessments could be made in the future for underfundings of the Plan with respect to earlier years.

As a result of this matter and its potential impact on LMC, the Fund recorded an additional $317,280 write down in the value of its LMC investment during 1997. On a cumulative basis, as of June 30, 1999, the Fund's LMC investment has been written down in value by $858,080. The Fund and LMC's other stockholders made follow-on investments in LMC during 1996, 1997, 1998 and 1999 in order to provide LMC with working capital required to fund significant continuing operating losses, develop a new product, finance the downpayment on and move to a new facility and to purchase capital equipment needed to modernize the company's production operations.



                              --------------------

                                   TWENTY-FOUR

                        FIDUCIARY CAPITAL PARTNERS, L.P.

RBM had a record year for fiscal 1998, with sales of approximately $30 million and EBITDA of approximately $2.7 million. However, these sales were achieved primarily through one contract with Digital Equipment Corporation ("DEC"). During August 1998, RBM notified the Fund that anticipated sales to DEC and other large customers were expected to decline significantly in the upcoming year. Of particular concern were sales to DEC, which has been acquired by Compaq Computer Corp. As a result of the expected decline in sales, RBM began the process of restructuring its debt, including the subordinated debt held by the Fund. The Fund received the quarterly interest payment that was due from RBM on August 24, 1998. The interest payment that was due during November 1998 was deferred and subsequently converted to equity pursuant to the restructuring described below.

During December 1998, RBM and its lenders completed a restructuring under which a new senior lender, Norwest Business Credit, replaced Bank of America. As part of this transaction, RBM's equity sponsor contributed additional equity to the company and the subordinated lenders, including the Fund, agreed to accept shares of RBM's common stock as payment for the next three quarterly interest payments beginning with the payment that was due during November 1998. As a consequence, the Fund's ownership of RBM, on a fully-diluted basis, increased from 6.6% to 8.1%, assuming exercise of its warrants. The restructuring was designed to provide RBM with a period of time in which to secure additional customers and return to a more stable financial position under which RBM could meet its interest obligations to its creditors, including the Fund.

As a result of these developments, the Fund stopped accruing interest on its RBM subordinated debt effective August 24, 1998. In addition, the Fund recorded aggregate writedowns of $753,634 relating to RBM during the year ended December 31, 1998.

The Fund did not record any interest income as a result of the receipt of the shares of RBM's common stock in payment of the interest due on its RBM subordinated debt for the period from August 25, 1998 through May 24, 1999, and no value was assigned to the stock. The Fund expects to receive the quarterly interest payment due on August 24, 1999 in cash. As a result, the Fund has accrued the interest due on the debt from the period from May 25, 1999 through June 30, 1999 in the accompanying financial statements.

During June 1998, the Fund exchanged its Atlas Environmental, Inc. ("Atlas") (which was in bankruptcy proceedings) subordinated notes and warrants for 989,414 shares of common stock of WasteMasters, Inc. ("WMI"), an Atlanta, Georgia based waste management company. Pursuant to the terms of the agreement, the Fund is prohibited from selling its WMI common stock for 24 months. In addition, the Fund granted the entity acquiring the Fund's Atlas securities a call on the Fund's WMI common stock during the 24 month lock up period and a right of first refusal thereafter. The call price is $11.25 per share.

The WMI common stock, which trades on the OTC Market System ("WASTE"), closed at $1.78 (an average of the closing bid and ask prices) on the date of the exchange (June 3, 1998). Based on this price, the Fund's WMI had a trading value of $1,761,157 on the


                             ----------------------

                                   TWENTY-FIVE

                        FIDUCIARY CAPITAL PARTNERS, L.P.

date of the exchange. However, due to a number of factors, including the speculative nature of the WMI stock, the two year lock up period and the relative size of the Fund's stock position versus the daily trading volume, FCM has decided to carry the WMI stock at the same $1 nominal value that the Atlas securities were previously carried by the Fund. The WMI common stock has recently traded near its 52-week low of $0.025 per share.

The Fund recorded a realized loss of $2,560,453 on the exchange, which was equal to the amount of the loss which the Fund claimed for income tax purposes from the disposition of the Atlas securities. The $1,321,794 balance of the unrealized loss previously recorded by the Fund with respect to the Atlas securities continues to be carried by the Fund as an unrealized loss.

FCM continually monitors both the Fund's portfolio companies and the markets, and continually evaluates the decision to hold or sell its traded securities.

                             READINESS FOR YEAR 2000

FCM has completed a review of the accounting and other information systems that are currently being utilized by FCM and the Fund with regard to Year 2000 issues. This review involved both actual tests of parts of the information systems that were conducted by third party consultants and representations received from various software vendors. FCM believes that all of these systems are Year 2000 compliant. All of the costs associated with this review were paid by FCM.

FCM also corresponded with appropriate third parties, such as the Fund's custodian and transfer agent, concerning whether their information systems are Year 2000 compliant. These third parties have represented that their information systems are either currently Year 2000 compliant or that they have identified the scope of required upgrades or changes to their information systems that are needed and that they have a plan in place to complete these upgrades on a timely basis.

As a result of the above discussed review, Year 2000 issues are not expected to have any material adverse effects on the Fund's results of operations or financial condition.




                             ----------------------

                                   TWENTY-SIX